Exhibit 10.5

T.G.I. FRIDAY’S® RESTAURANT

FRANCHISE AGREEMENT

Dated: ___________________, _______

T.G.I. FRIDAY’S® RESTAURANT

FRANCHISE AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	EXCLUSIVE RIGHTS; TERM	7

3.	FEES AND PAYMENTS	7

4.	REPRESENTATIVE; OPERATOR; RESTAURANT MANAGERS; TRAINING	8

5.	RESTAURANT LOCATION; OCCUPANCY CONTRACT	10

6.	RESTAURANT CONSTRUCTION	11

7.	RESTAURANT OPERATIONS; MANUALS	12

8.	CONFIDENTIAL INFORMATION	16

9.	PROPRIETARY MARKS	17

10.	ADVERTISING	19

11.	INSURANCE	21

12.	ACCOUNTING AND RECORDS	22

13.	FRANCHISEE’S REPRESENTATIONS AND WARRANTIES; AFFIRMATIVE AND NEGATIVE COVENANTS	23

14.	TRANSFER	26

15.	CONSENT AND WAIVER	28

16.	DEFAULT AND REMEDIES	28

17.	OBLIGATIONS UPON TERMINATION OR EXPIRATION; RENEWAL OPTION	31

18.	INDEMNIFICATION	35

19.	NOTICES	37

20.	FORCE MAJEURE	37

21.	SEVERABILITY	38

22.	INDEPENDENT CONTRACTOR	38

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23.	DUE DILIGENCE AND ASSUMPTION OF RISK	38

24.	MISCELLANEOUS	39

25.	CHOICE OF LAW; JURISDICTION; VENUE	39

26.	ENTIRE AGREEMENT	40

ADDENDUM A	COVENANT AND AGREEMENT FOR CONFIDENTIALITY (PRINCIPALS)

ADDENDUM B	COVENANT AND AGREEMENT FOR CONFIDENTIALITY (OTHERS)

EXHIBIT A	COMMENCEMENT DATE AGREEMENT

EXHIBIT B	GUARANTY AGREEMENT

EXHIBIT C	DESCRIPTION OF THE RESTRICTED AREA

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FRANCHISE AGREEMENT

This Franchise Agreement is entered into as of the ____ day of ______________, _______, by and between TGI Friday’s Inc., a New York corporation (“Friday’s”), with its principal place of business located at 4201 Marsh Lane, Carrollton, Texas, 75007, and Main St. California, Inc., an Arizona corporation (“Franchisee”), with its principal place of business located at 5050 North 40th Street, Suite 200, Phoenix, Arizona 85018, and its Principals (as defined herein below).

RECITALS

WHEREAS, Friday’s has developed and owns the System;

WHEREAS, Friday’s intends to identify the System with the Proprietary Marks;

WHEREAS, Friday’s continues to develop, use and control the use of the Proprietary Marks to identify the source of services and products marketed under the System and to represent the System’s high standards;

WHEREAS, Friday’s and Franchisee (or Developer, as defined therein) have entered into the Development Agreement; and

WHEREAS, Franchisee wishes to obtain certain rights to use the System in connection with the operation of the Restaurant and to receive training and other assistance provided by Friday’s in connection therewith as described herein.

NOW, THEREFORE, the parties, in consideration of the undertakings and commitments set forth herein, agree as follows:

1.	DEFINITIONS

As used in this Agreement the following words and phrases shall have the meanings attributed to them in this Section:

Action - any cause of action, suit, proceeding, claim, demand, investigation or inquiry (whether a formal proceeding or otherwise) asserted or instituted by a third party with respect to which the indemnity described in Section 18 applies.

Affiliate - Carlson Restaurants Worldwide Inc., or any subsidiary thereof or any subsidiary of TGI Friday’s Inc.

Agreement - this Franchise Agreement.

Business Days - each calendar day except Saturday, Sunday and national legal holidays.

Commencement Date - the first to occur of the date the Restaurant opens for business to the public or the date Franchisee is required to open the Restaurant for business pursuant to the terms hereof.

Commencement Date Agreement - an agreement memorializing the Commencement Date in the form of Exhibit A hereto.

Competing Business - a restaurant business offering the same or similar products and services as offered by restaurants in the System or restaurants in any other concept or system owned, operated, managed or franchised by Friday’s or any Affiliate, including, without limitation, waiter/waitress service, sit-down dining and bar services.

Confidential Information - the System, the Development Manual, the Manuals, other manuals, the Standards, written directives and all drawings, equipment, recipes, computer and point of sale programs (and output from such programs), and any other information, know-how, techniques, material and data imparted or made available by Friday’s which is (i) designated as confidential; (ii) known by Franchisee to be considered confidential by Friday’s; or (iii) by its nature inherently or reasonably considered confidential.

Control of the Real Estate - a fully executed deed, lease, sublease or other occupancy agreement, in form and substance satisfactory to Friday’s, evidencing the control by Franchisee of the property upon which the Restaurant is situated.

Design Concept Drawings - Franchisee’s site plans showing parking layout, landscaping and Site signage, floor plan with seating layout and food service layout with legend, exterior elevations with signage, transverse and longitudinal building cross sections, typical wall sections, interior elevations of all walls in the front of the Restaurant, and a reflected ceiling plan showing the location of all front-of-the-Restaurant lighting, ceiling stained glass and ceiling fans.

Developer - as defined in the Development Agreement.

Development Agreement - that certain agreement dated ____________________, _____, between Friday’s and Franchisee (or Developer, as therein defined) relating to the development of T.G.I. Friday’s® Restaurants.

Development Manual - Friday’s manual, as amended from time to time by Friday’s, describing (generally) the procedures and parameters for the development of T.G.I. Friday’s® Restaurants.

Entertainment Park - includes, but is not limited to any amusement park, theme park, or any other entertainment venue which has a national presence of at least two (2) or more such parks in existence, and which has averaged at least 1.5 million persons in annual attendance for the preceding three (3) calendar years at any one (1) park location.

Event of Default - as defined in Sections 16.01 and 16.02.

Franchise Fee - a non-refundable initial franchise fee of Fifty Thousand Dollars ($50,000.00) paid by Franchisee to Friday’s upon the execution of this Agreement, which amount shall be deemed fully earned by Friday’s upon payment.

Franchisee - Main St. California, Inc., an Arizona corporation.

Franchisee Indemnitees - Franchisee, the Principals, and their respective directors, officers, employees, agents, shareholders, affiliates, successors and assigns and the respective directors, officers, employees, agents, shareholders, affiliates, successors and assigns of each.

Friday’s - TGI Friday’s Inc., a New York corporation.

Friday’s Indemnitees - Friday’s, its directors, officers, employees, agents, shareholders, affiliates, successors and assigns and the respective directors, officers, employees, agents, shareholders and affiliates of each.

Furnishings - all of the decorative memorabilia, furnishings, signs, equipment, advertising materials, inventory, trade dress, menus, items bearing any of the Proprietary Marks and other tangible assets used in connection with Restaurant operation.

Gross Sales - A                    For the purposes of this Agreement, “Gross Sales” shall mean:

(1)     the entire amount of the actual sales price, whether for cash or other consideration, of all sales of food, beverages, merchandise and services in, on, or from the Restaurant, including receipts from mail, facsimile or telephone orders received or filled from the Restaurant and telephone and vending machine receipts;

(2)     all deposits not refunded to purchasers;

(3)     orders taken, although such orders may be filled elsewhere;

(4)     payments to Franchisee by any concessionaire, franchisee or person otherwise in the Restaurant with Friday’s consent; and

(5)     promotional allowances to customers whether negative or positive in an amount equal to Franchisee’s retail price for food and/or beverages prepared and served by Franchisee to the extent of the discount (in whole or in part) provided to the customers, but only to the extent that said amount for promotional allowances exceeds two and one-half percent (2 ½%), or such higher percentage as permitted by Friday’s, of Gross Sales as calculated without inclusion of said amount. Such promotional allowances shall include the retail price of food and beverages covered by appetizer and dinner cards and the customer comp cards to which Friday’s gives consent. Promotional allowances provided in exchange for goods or services shall be includable in Gross Sales without benefit of the two and one-half percent (2 ½%) discount, or such higher percentage as permitted by Friday’s, (funds expended by Franchisee to comply with its local advertising requirement pursuant to Section 10.01.A shall not be included as promotional allowances under this section).

B.            Gross Sales shall not include:

(1)     the amount of returns to shippers or manufacturers;

(2)     the amount of any cash or credit refunds made upon any sale where the food, beverages, merchandise or service sold or some part thereof is thereafter returned by the customer and accepted by Franchisee;

(3)     receipts from sales of furniture, trade fixtures or other extraordinary sales (unless bearing any Proprietary Mark) not made in the ordinary course of business;

(4)     any sales or value added tax required by any duly constituted taxing authority to be separately accounted for and collected on its behalf by Franchisee directly from Franchisee’s customers and paid by Franchisee to the taxing authority; and

(5)     meals served to an employee at no cost while the employee is on duty, or the discounted portion of meals served to an employee.

C.     Each charge or sale upon installment or credit shall be treated as a sale for the full price in the month during which such charge or sale shall be made, irrespective of whether, or of the time when, Franchisee shall receive payment (whether full or partial) thereof.

Headquarters - the location(s) designated from time to time by Friday’s as its principal place of business.

Indemnitees - Friday’s Indemnitees and/or Franchisee Indemnitees.

Internet - any means of electronic communication that employs inter-connected computer networks to communicate information (of any kind) by fiber optics, wire, radio or other methods of transmission, including the myriad of computers, telecommunications facilities and similar means (both equipment and software) that comprise the interconnected worldwide network of networks that employ the TCP/IP (Transmission Control Protocol/Internet Protocol) or any predecessor or successor protocols to that protocol.

Intranet - a private method of communication for use only by employees and franchisees of Friday’s; the Friday’s Intranet may be either a “true” intranet (a series of inter-connected computers that use the same type of software as the Internet, but that are not technically part of the Internet and do not use the Internet to transmit material to one another) or an extranet (which will actually transmit information over the Internet, but require a password to access data on the servers used by Friday’s).

Losses and Expenses - compensatory, exemplary or punitive damages, fines, charges, costs, expenses, lost profits, reasonable fees of attorneys and other engaged professionals, court costs, settlement amounts, judgments, costs of or resulting from delays, financing, costs of advertising material and media time/space, and costs of changing, substituting or replacing the same, and any and all expenses of recall, refunds, compensation, public notices and other such amounts incurred in connection with the matters described in Section 18.

Manuals - Friday’s confidential operating manuals, as amended from time to time by Friday’s, which contain the Standards (as defined below) for the operation or marketing of the Restaurant including (i) those relating to the selection, purchase, service and sale of all products being sold and any services to be offered at the Restaurant or through Friday’s Web site; (ii) those relating to the maintenance and repair of the Restaurant, buildings, grounds, equipment, signs, interior and exterior decor items, fixtures and furnishings; (iii) those relating to employee apparel and dress, accounting, bookkeeping, record retention, computer and other business systems, procedures and operations; and (iv) those relating to any advertising or marketing of the T.G.I. Friday’s Restaurants in any media, including print, broadcasting or electronic communications, such as the Internet. The Manuals may also address other issues mentioned in this Agreement or relating to the relationship between Friday’s and Franchisee, such as rules and regulations for participation in the Friday’s Internet Web site including reservation service or other e-commerce activities (including sales of memorabilia) through Friday’s Internet Web site.

Material Event of Default - an Event of Default which constitutes a substantial deviation from the performance required.

Multi-Unit Manager(s) - the individual(s) designated as described in Section 4.05 who shall be solely dedicated to the management and supervision of the Restaurant and certain other restaurants developed pursuant to the Development Agreement.

NSO Team - a “new store opening team” consisting of Friday’s employees and certain of Franchisee’s employees to whom Friday’s has consented which shall perform the functions described in Section 4.09.

Occupancy Contract - the agreement (including, without limitation, any lease, deed, contract for sale, contract for deed, land contract, management contract, license or other agreement purporting to grant any right, title or interest in or to the Site) pursuant to which Franchisee shall occupy or acquire rights in the Site.

Operator - an individual designated as described in Section 4.02 who shall devote his full time and best efforts to the management and supervision of (i) Franchisee’s duties and obligations hereunder and (ii) the operation of (a) the Restaurant and (b) all T.G.I. Friday’s® Restaurants developed pursuant to rights granted by Friday’s.

Other Concepts - Retail, wholesale, restaurant, bar, tavern, take-out or any other type of business involving the production, distribution or sale of food products, beverages, services, merchandise or other items in connection with the use of one, some or all of the Proprietary Marks or other names or marks, but utilizing a system other than the System pursuant to which a T.G.I. Friday’s® Restaurant is operated.

Owner - the party (if other than the Franchisee) owning or controlling the Site and being a party (with Franchisee) to the Occupancy Contract.

Payments - all transfers of funds from Franchisee to Friday’s including, without limitation, the Franchise Fee, the Royalty Fee and reimbursement of expenses.

Permanent Disability - any physical, emotional or mental injury, illness or incapacity which would prevent the afflicted person from performing his obligations hereunder for more than ninety (90) consecutive days as determined by a licensed physician selected by Friday’s.

Preliminary Site Consent - written communication from Friday’s to Developer notifying Developer that a proposed site has received the consent of the Friday’s Site Review Committee.

Principal(s) - Main Street Restaurant Group, Inc., who is (and such other persons or entities to which Friday’s gives consent and which are from time to time) the record and beneficial owner of, and has the right to vote its respective interest (collectively 100%) in the Securities of Franchisee or the securities or partnership interest of any person or entity designated by Friday’s which owns or controls a direct or indirect interest in the Securities of the Franchisee.

Project Manager - an individual designated as described in Section 4.04 who shall devote his full-time and best efforts to the coordination and completion of Restaurant construction.

Proprietary Marks - certain trademarks, trade names, service marks, trade dress, emblems and indicia of origin designated by Friday’s from time to time for use in connection with the operation of T.G.I. Friday’s® Restaurants pursuant to the System, including, without limitation, “T.G.I. Friday’s®”, “Friday’s®” and “The American Bistro®”.

Publicly-Held Entity - a corporation or other entity whose equity securities are (i) registered pursuant to applicable law; (ii) widely held by the public; and (iii) traded on a public securities exchange or over the counter pursuant to applicable law.

Renewal Election Date - the date on which Franchisee notifies Friday’s in writing of its election to renew this Agreement.

Renewal Franchise Agreement - the franchise agreement as defined in Section 17.09.

Renewal Term - twenty years from the expiration of the Term of this Agreement.

Representative - an individual, designated as described in Section 4.01 who (i) owns an equity interest in the Franchisee and (ii) is authorized to act on behalf of, and bind, Franchisee with respect to this Agreement.

Restaurant - the T.G.I. Friday’s® Restaurant to be developed and operated pursuant to this Agreement.

Restaurant Manager(s) - general manager, assistant general manager, kitchen manager and other managers required for the management, operation, supervision and promotion of the Restaurant pursuant to the terms hereof.

Restricted Area - the geographical area described in Exhibit C; provided, however, the Restricted Area (a) shall in no event exceed a three (3) mile radius surrounding the Site, (b) not include any airport properties, professional sports stadiums, military bases, Entertainment Parks or casinos located within the geographical area described in Exhibit C, and (c) not include the area contained within a three (3) mile radius of any other T.G.I. Friday’s® Restaurant located within such Restricted Area as of the date of this Agreement.

Royalty Fee - a continuing monthly fee in the amount of four percent (4%) of Gross Sales at the Restaurant in each accounting month payable by Franchisee to Friday’s.

Security - the capital stock of, partner’s interest in, or other equity or voting interest in Franchisee, including such interests issued or created subsequent to the date hereof.

Site - the location of the Restaurant, being __________________________________.

Standards - Friday’s standards, instructions, requirements, methods, specifications and procedures for the operation and marketing of the Restaurant, as amended from time to time by Friday’s, contained in, and being a part of, the Confidential Information pursuant to which Franchisee shall develop and operate the Restaurant at the Site.

System - a unique, proprietary system developed and owned by Friday’s (which may be modified or further developed from time to time by Friday’s) for the establishment and operation of full-service restaurants and bars/restaurants under the Proprietary Marks, which includes, without limitation, a distinctive image consisting of exterior and interior design, decor, color scheme and furnishings; special recipes, menu items and full service bar; uniform standards, products, services and specifications; procedures with respect to operations, inventory and management control (including accounting procedures and policies); training and assistance; and advertising and promotional programs.

Term - a period commencing as of the date hereof and continuing until the twentieth (20th) anniversary of the Commencement Date.

Territorial Expenses - such costs and expenses incurred by or assessed with respect to Friday’s (or other described party’s) employees, agents and/or representatives in connection with activities in the Territory which Franchisee is obligated to pay pursuant to this Agreement, including, without limitation, hotel/lodging, transportation and meals, and other related or incidental expenses.

TGIFM - TGI Friday’s of Minnesota, Inc., a Minnesota corporation and a subsidiary of Friday’s.

T.G.I. Friday’s® Restaurants - restaurants operated in accordance with the System under the registered service marks “Friday’s®” or “T.G.I. Friday’s®”.

Training Center - the location(s) specified from time to time by Friday’s as the training center.

Transfer - the sale, assignment, conveyance, license, devise, bequest, pledge, mortgage or other encumbrance, whether direct or indirect, of (i) this Agreement or the Development Agreement; (ii) any or all rights or obligations of Franchisee herein; or (iii) any interest in any Security, including the issuance of any new Securities.

Transferee Owner(s) - the owner of any and all record or beneficial interest in the capital stock of, partner’s interest in, or other equity or voting interest in any transferee of a Transfer occurring pursuant to the terms of Section 14.

Wage Expenses - such wages and/or salaries (including a reasonable allocation of the cost of benefits) of, or with respect to, Friday’s (or other described party’s) employees, agents and or representatives to be reimbursed to Friday’s or such party as described herein.

2.	EXCLUSIVE RIGHTS; TERM

2.01    A.     Friday’s grants to Franchisee the right, and Franchisee accepts the obligation, subject to the terms and conditions herein, to develop and operate the Restaurant pursuant to the System at the Site and to use solely in connection therewith the Proprietary Marks. During the Term and for so long as no Event of Default has occurred and is continuing and no event has occurred which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, Friday’s will not develop or operate, nor authorize any other person to develop or operate, a T.G.I. Friday’s® Restaurant within the Restricted Area.

B.     Subject to any rights which may exist pursuant to the Development Agreement, Friday’s expressly reserves the right, and Franchisee acknowledges that Friday’s has the exclusive unrestricted right to engage, directly and indirectly, through its employees, developers, franchisees, licenses, agents and others, in the development and operation of T.G.I. Friday’s Restaurants outside the Restricted Area.

C.     Nothing contained in this Section 2 shall in any way limit or restrict the rights reserved by Friday’s in Section 9.02(F).

2.02        Friday’s expressly reserves the right, and Franchisee acknowledges that Friday’s has the exclusive unrestricted right, to engage, directly and indirectly, through its employees, developers, franchisees, licensees, agents and others within and outside the Restricted Area, in Other Concepts, including a Front Row® Sports Grill. Such Other Concepts may compete with Franchisee directly or indirectly. Friday’s reserves the right to use the Proprietary Marks in connection with Other Concepts.

2.03         Unless sooner terminated as provided herein, this Agreement shall be effective on the date hereof, and continue until the expiration of the Term. Within thirty (30) days after the Commencement Date, the parties shall execute the Commencement Date Agreement.

3.	FEES AND PAYMENTS

3.01        A.    Upon execution of this Agreement, Franchisee shall pay to Friday’s the Franchise Fee. A credit shall be applied to the Franchise Fee in an amount equal to the portion of the Development Fee (as defined in the Development Agreement) applicable to the Restaurant which was paid by the Developer pursuant to the Development Agreement.

B.     Franchisee shall pay the Royalty Fee on or before the fifteenth (15th) day of each month with respect to Gross Sales at the Restaurant in the preceding accounting month.

3.02        A.     All Payments shall be submitted to Friday’s at the address provided in Section 19 hereof, in care of the “Treasurer”, or such other address as Friday’s shall designate in writing.

B.    Payments shall be received by Friday’s (i) upon execution hereof in the case of the Franchise Fee; (ii) as described in Section 3.01.B in the case of the Royalty Fee; and (iii) not more than thirty (30) days after date of invoice for all other Payments. Delinquent Payments shall bear interest from the due date until received by Friday’s at eighteen percent (18%) per annum or the maximum rate permitted by law, whichever is less.

3.03        Any taxes or duties imposed upon or with respect to this Agreement or any materials, supplies or specifications acquired by or provided to Franchisee pursuant to or in connection with this Agreement shall be paid by Franchisee. Franchisee shall pay to Friday’s an amount equal to any sales tax, gross receipts tax, excise tax or any license or tax similar thereto which is imposed, directly or indirectly, on Friday’s with respect to any Payments to Friday’s required under this Agreement. The preceding sentence shall not apply to any franchise tax or income, or excess profits tax (or any tax in lieu thereof) imposed on Friday’s with respect to the aforesaid payments.

3.04         Franchisee shall not withhold or off-set any portion of any Payment due to Friday’s alleged non-performance under this Agreement or any other agreement by and between Friday’s and Franchisee or their respective parent corporations, subsidiaries or affiliates.

4.	REPRESENTATIVE; OPERATOR; RESTAURANT MANAGERS; TRAINING

4.01         Franchisee hereby designates Bill Shrader as the Representative. Any replacement Representative shall be designated within ten (10) days of the prior Representative’s resignation or termination. Each Representative shall attend and successfully complete at the Training Center, Friday’s “Owner’s Orientation Program” (currently, approximately four (4) weeks). The Representative hereunder and under the Development Agreement shall be the same individual.

4.02         Franchisee hereby designates Stuart Gee as the Operator. Any replacement Operator shall be designated within ten (10) days of the prior Operator’s resignation or termination. Each Operator shall attend and successfully complete at the Training Center, within six (6) months of appointment, Friday’s training program required for Restaurant Managers (see Section 4.03). The Operator hereunder and under the Development Agreement shall be the same individual.

4.03         The requisite number of Restaurant Managers, as determined by Friday’s, shall be employed by Franchisee for the Restaurant. All Restaurant Managers shall attend and successfully complete at the Training Center, Friday’s training program for Restaurant Managers of T.G.I. Friday’s® Restaurants (currently, one (1) week). Additionally, the Restaurant Managers shall attend and successfully complete additional training (currently, approximately fourteen (14) weeks) at such then existing T.G.I. Friday’s® Restaurants as shall be designated by Friday’s. Any previously trained Restaurant Manager who is not a general manager, but has been selected to become a general manager, shall attend and successfully complete such additional training as Friday’s may require. Friday’s may require general and kitchen managers, at Franchisee’s expense, to attend and successfully complete additional training at the Training Center.

4.04        Not less than sixty (60) days prior to the commencement of Restaurant construction, Franchisee shall designate the Project Manager. Any replacement Project Manager shall be designated within ten (10) days of the prior Project Manager’s resignation or termination.

4.05         In the event this Agreement is for the third T.G.I. Friday’s® Restaurant to be developed under the Development Agreement, Franchisee shall designate a Multi-Unit Manager. Additional Multi-Unit Managers shall be designated from time to time as reasonably required by Friday’s. Prior to assuming his duties, each Multi-Unit Manager shall have successfully completed training as a Restaurant Manager and shall attend at the Training Center, and successfully complete, Friday’s training program for Multi-Unit Managers (currently, two (2) days at the Training Center and approximately four (4) weeks at such then existing T.G.I. Friday’s® Restaurants as shall be designated by Friday’s).

4.06         Friday’s shall have the right to interview and consent to each Operator, each Multi-Unit Manager, each Project Manager and all Restaurant Managers. Friday’s shall endeavor to conduct such interviews at the Restaurant, but may require that such interviews occur at Headquarters. Franchisee shall bear all costs and expenses related to making the Restaurant Managers available for such interviews.

4.07        Friday’s shall provide instructors, facilities and materials for training at the Training Center, and shall provide, at its option, other training programs (at non-Training Center locations) as may be designated by Friday’s from time to time in the Manuals or otherwise in writing. Franchisee shall reimburse Friday’s for any Territorial Expenses or other direct expenses incurred by Friday’s for such other training programs.

4.08        Except as provided herein, Franchisee shall bear all costs and expenses relating to any Representative, Operator, Multi-Unit Manager, Project Manager and Restaurant Manager training.

4.09        The NSO Team shall assist in (i) training Franchisee’s employees at the Site and (ii) the opening of the Restaurant. The NSO Team typically consists of a combined total of approximately twelve (12) employees of Friday’s and Franchisee (the actual number of members shall be determined by Friday’s, depending upon the number of T.G.I. Friday’s® Restaurants already being operated by Franchisee and such other criteria as Friday’s deems reasonable). The members of the NSO Team shall be subject to Friday’s consent. The number of Friday’s employees selected to serve on the NSO Team for the Restaurant is determined according to the following schedule, provided however, Friday’s may elect to modify this schedule in the event the total number of people on the NSO Team is greater or less than twelve (12):

No. of Restaurants Operated by Developer	No. of Friday’s Employees On the NSO Team	Team Members Paid for by Developer
7 or more	2	10

In the event Friday’s determines that more than 12 NSO team members are necessary for an opening, Developers with five or more restaurants open (inclusive of the new restaurant) shall be responsible for the costs associated with the team members in excess of 12. For Developers with less than five restaurants open, Friday’s will bear the costs of the additional team members.

If Franchisee fails or is unable to timely provide such employees, Friday’s may, but shall not be obligated to, staff the NSO Team with Friday’s employees. Friday’s and Franchisee shall each be responsible for (a) making all travel, food and lodging arrangements and (b) the wages and other expenses of the NSO Team members provided by each; provided, however, that Franchisee shall reimburse Friday’s for the Territorial Expenses and the Wage Expenses of Friday’s employees who are provided as a result of Franchisee’s failure or inability to provide Franchisee’s employees for participation on the NSO Team.

4.10       Franchisee shall comply with such employee training and testing procedures and requirements reasonably prescribed in the Manuals or otherwise in writing.

4.11       Friday’s may create an audio and/or video recording of any training programs at Friday’s expense.

5.	RESTAURANT LOCATION; OCCUPANCY CONTRACT

5.01        Franchisee shall not relocate the Restaurant from the Site without Friday’s consent.

5.02        Friday’s shall have the right to review and consent to the Occupancy Contract prior to the execution thereof. Franchisee represents that the Occupancy Contract as consented to by Friday’s shall be executed by all necessary parties within ten (10) days following Friday’s consent thereto. Franchisee shall furnish Friday’s a complete copy of the fully executed Occupancy Contract within ten (10) days after execution. Unless it conveys to Franchisee fee simple title to the Site, the Occupancy Contract shall include the following covenants in a form substantially set forth below (Upon request, Friday’s shall provide to Franchisee sample lease provisons.):

A.     Owner shall deliver to Friday’s, simultaneously with delivery to Franchisee, any notice alleging Franchisee’s default under the Occupancy Contract which threatens or purports to terminate the Occupancy Contract or result in a foreclosure thereof;

B.     Friday’s may enter the Restaurant premises to protect the Proprietary Marks or the System or to cure any Event of Default or default under the Occupancy Contract;

C.     Franchisee may assign the Occupancy Contract to Friday’s without any fee or modification thereof and Friday’s may assign the Occupancy Contract or license or sublease the Restaurant premises for any part of the remaining term of the Occupancy Contract, each without Owner’s consent; and

D.     Owner and Franchisee shall not amend the Occupancy Contract in any way which is inconsistent with the provisions of Sections 5.02.A through D, inclusive.

5.03        Notwithstanding the terms of Section 5.02, Franchisee shall:

A.     deliver to Friday’s, immediately after delivery to or by Franchisee, any notice of default under the Occupancy Contract which threatens or purports to terminate the Occupancy Contract or result in a foreclosure thereof;

B.     permit Friday’s to enter the Restaurant premises to protect the Proprietary Marks or the System or to cure any Event of Default or default under the Occupancy Contract, all at Franchisee’s expense; and

C.     not amend the Occupancy Contract in any way which is inconsistent with the provisions described in Sections 5.02.A through D, inclusive.

6.	RESTAURANT CONSTRUCTION

6.01        Franchisee shall ensure that (i) materials satisfying the Standards are utilized in construction and (ii) such materials are purchased from suppliers as described in Sections 6.07 and 6.08.

6.02        Franchisee shall (a) employ a qualified architect and licensed general contractor to whom Friday’s shall have the right to consent, and (b) provide copies to Friday’s, upon request, of architectural or construction contracts applicable to the Restaurant. Upon request by Franchisee, Friday’s will make available to Franchisee, at Franchisee’s expense, (i) architectural consultation and advice; (ii) preparation of Design Concept Drawings; and (iii) consultation and advice on the purchase, display and installation of typical decorative memorabilia.

6.03        Franchisee shall (i) submit Design Concept Drawings, incorporating proposed adaptations to the local market for Friday’s consent; (ii) modify the Design Concept Drawings as reasonably required by Friday’s; and (iii) submit the modified Design Concept Drawings to Friday’s for final consent. Following Friday’s consent to the Design Concept Drawings, Franchisee shall, pursuant to the Manuals, (a) submit for Friday’s review, construction plans and specifications based upon the standard construction plans provided to Franchisee, adapted by Franchisee to the Design Concept Drawings for the Restaurant to which Friday’s has consented; (b) modify such plans and specifications as reasonably required by Friday’s; (c) submit such modified plans and specifications to Friday’s for final consent; and (d) construct the Restaurant pursuant to the plans and specifications to which Friday’s has consented. Design Concept Drawings and construction plans and specifications to which Friday’s has consented shall not be modified without Friday’s consent. Prior to the commencement of construction, Franchisee shall deliver a construction schedule and thereafter shall deliver monthly revisions thereof indicating construction progress.

6.04        As a condition to Friday’s approval of the final drawings, plans, and specifications, Franchisee shall deliver to Friday’s, in a form to be provided by Friday’s, a certification by a design professional of ADA compliance of the design of the Restaurant. Prior to the opening of the Restaurant, Franchisee shall deliver to Friday’s, in a form to be provided by Friday’s, a certification by the construction contractor of ADA compliance of the actual construction of the Restaurant. Franchisee shall also deliver to Friday’s, in a form to be provided by Friday’s, a certification by Franchisee of ADA compliance of both the design and actual construction of the Restaurant.

6.05        Franchisee shall obtain all zoning classifications, clearances, consents, permits and licenses required in connection with the construction of the Restaurant. Upon request, copies of such permits and licenses shall be provided to Friday’s.

6.06        Franchisee shall commence construction within six (6) months from the date of Preliminary Site Consent and shall complete construction no later than eleven (11) months thereafter and sooner if so required by the opening dates set forth in the Development Agreement. Construction shall be deemed to have been commenced upon the commencement of site work by heavy equipment or, in the event the Restaurant is to be located in existing shell space, commencement of construction-related work at the Site. Franchisee shall, within ten (10) days after commencement of construction, advise Friday’s of such commencement date. Friday’s may inspect construction at the Site. Franchisee shall make all necessary arrangements to insure Friday’s access to the Site.

6.07        Franchisee shall acquire from Friday’s or a supplier satisfying the requirements of Section 6.08 all (i) fixtures, (ii) furnishings, (iii) other products and materials required for the development of the Restaurant, and (iv) millwork for the Restaurant. Franchisee acknowledges that Friday’s may (i) profit from its sale of such items to Franchisee or (ii) receive consideration from the third party supplier with respect to Franchisee’s purchases of such items.

6.08        Franchisee’s suppliers of the items referred to in Section 6.07 shall (i) demonstrate the ability to meet the Standards; (ii) possess quality controls and capacity to supply Franchisee’s needs promptly, reliably and consistent with the Standards and the System; and (iii) not have been rejected in writing by Friday’s. Franchisee shall provide Friday’s with a current list of suppliers prior to commencement of construction of the Restaurant (current supplier lists shall thereafter be provided upon request). Franchisee shall bear or reimburse Friday’s direct expenses incurred in connection with the consent to suppliers. Friday’s may provide a list of suppliers to which Friday’s has given consent for such items.

6.09        Friday’s reserves the right to consent to, or require, limited variations from the Standards with respect to the development of other T.G.I. Friday’s® Restaurants in the System.

7.	RESTAURANT OPERATIONS; MANUALS

7.01        The Restaurant shall open for business (i) only with Friday’s consent and (ii) promptly after completion of appropriate training pursuant to the System (as reasonably determined by Friday’s).

7.02        Franchisee acknowledges that (i) every component of the System is material to (a) Friday’s, (b) other franchisees in the System and (c) the operation of the Restaurant; and (ii) compliance by all System franchisees with the Standards and the System is (a) fundamental to the value of the System and to this Agreement and (b) the basis for the broad public acceptance of the System and the goodwill associated therewith.

7.03        Franchisee shall employ continuously during the Term the requisite number of Restaurant Managers, as determined by Friday’s, each of whom shall have successfully completed appropriate training as described herein.

7.04        Except as otherwise provided herein, Franchisee shall:

A.     use the Restaurant premises solely for the operation of the Restaurant pursuant to the terms hereof;

B.     keep the Restaurant operating pursuant to the terms hereof for such minimum hours and days as from time to time prescribed in the Manuals or otherwise in writing except as restricted by local law;

C.     obtain and maintain all permits and licenses required for Restaurant operation and comply with all applicable federal, state or local laws and regulations relating to the Restaurant, its operation, or its business;

D.     refrain from using any juke box, video machine or other coin or token operated machine, or any film or video device to which Friday’s has not given consent;

E.     refrain from (i) offering for sale any tickets, subscriptions or chances; (ii) conducting any pools, raffles or related activities; (iii) using or allowing any gaming, dancing or live entertainment; or (iv) using or providing any form of delivery service at, from or on the Restaurant premises without Friday’s consent;

F.     permit Friday’s to enter upon the Restaurant premises at any time to inspect the Restaurant and the products and materials used by Franchisee, cooperate with such inspection and take such steps as may be necessary to correct any deficiencies discovered during such inspection (Franchisee acknowledges that Friday’s may re-inspect the Restaurant and such products or materials and revoke its consent to any product or material (or the supplier thereof) or the condition of the Restaurant should the Restaurant, products or materials fail to meet the Standards); and

G.   permit Friday’s to remove from the Restaurant samples of any inventory items (without payment) in amounts reasonably necessary for testing to determine if such samples meet the Standards. Friday’s may require Franchisee to bear the cost of such testing if Friday’s has not given consent to the supplier or if the sample fails to conform to Friday’s specifications.

7.05        Franchisee shall forward to Friday’s within five (5) days of Franchisee’s receipt thereof copies of all inspection reports, warnings, certificates and ratings issued by any governmental entity during the Term of this Agreement in connection with the conduct of the franchised business which indicate less than full compliance by Franchisee with any applicable law, rule or regulation.

7.06        Franchisee acknowledges that a material aspect of the System is the (i) breadth of palate range and (ii) quality of, and Standards relating to, food and beverage. Therefore, Franchisee shall (a) sell or offer only such products and services to which Friday’s has consented (which products and services shall be prepared, offered and served or delivered in accordance with the Standards); (b) sell or offer for sale all products and services required by Friday’s; (c) refrain from any deviation from the Standards without Friday’s consent; and (d) discontinue selling or offering any products and services to which Friday’s fails to consent, or revokes its consent in writing.

7.07        Franchisee shall purchase Friday’s proprietary spice packs from Friday’s or its designated supplier at a reasonable price established by Friday’s or such supplier. Franchisee acknowledges that Friday’s may (i) profit from its sale of spice packs to Franchisee or (ii) receive consideration from such supplier with respect to Franchisee’s purchases of spice packs.

7.08        Franchisee shall (i) repair, maintain and keep the Restaurant (and all fixtures, Furnishings, signs and equipment) in good order and condition and in compliance with the System and the Standards and (ii) as reasonably required by Friday’s, upgrade the Restaurant to the then current System and Standards. Such upgrade shall not be required more than once every three (3) years and the cost thereof shall not exceed Fifty Thousand dollars ($50,000.00) per upgrade unless at least twenty-five percent (25%) of the restaurants operated by Friday’s under the Proprietary Marks in the United States have been so upgraded in which event such cost shall not be limited. Franchisee shall undertake and complete such upgrading within a reasonable time specified by Friday’s.

7.09        Franchisee shall (i) acquire all inventory, supplies and other products and materials required for the operation and maintenance of the Restaurant solely from suppliers who (a) demonstrate the ability to meet the Standards; (b) possess quality controls and capacity to supply Franchisee’s needs promptly, reliably and consistent with the Standards and the System; and (c) Friday’s has given consent to, which consent has not been withdrawn and (ii) provide Friday’s with a current list of suppliers at least ten (10) business days prior to the Commencement Date (current supplier lists shall thereafter be provided upon request). Friday’s may provide a list of suppliers to whom Friday’s consents. Franchisee may submit to Friday’s a written request for consent to use other suppliers, or shall request the supplier itself to do so. As a condition of its consent, Friday’s shall be permitted to inspect the supplier’s facilities and take samples of the items proposed to be acquired, which shall be delivered, at Friday’s option, to Friday’s or to an independent laboratory designated by Friday’s for testing. The decision to consent to a supplier shall be solely Friday’s. Franchisee shall bear or reimburse the Territorial Expenses incurred in connection with such inspection and the expense of any laboratory testing. In addition, a charge not to exceed the actual cost of the test shall be paid by Franchisee. Friday’s reserves the right, at its option, to re-inspect the facilities and products of any such supplier and to revoke its consent upon such supplier’s failure to continue to meet any of the foregoing criteria. Franchisee shall bear or reimburse the Territorial Expenses and the cost of any tests incurred in connection with such re-inspection. Franchisee shall maintain sufficient amounts of, and shall utilize at all times, such inventory, supplies and other products or materials.

7.10        Friday’s shall provide Franchisee with one (1) set of the Manuals “on loan”. Franchisee acknowledges Friday’s ownership of the Manuals and any copyright rights in or to the Manuals. Franchisee shall observe such reasonable requirements concerning copyright notices as Friday’s requests. Replacement Manuals will be made available to Franchisee at an additional cost.

7.11        Franchisee shall operate the Restaurant in accordance with the System, the Manuals, the Standards, this Agreement, written directives (whether or not such directives are made part of the Manuals or the Standards) and other manuals prepared for use in Restaurant operations. The Manuals, the Standards, other manuals and such written directives may be revised from time to time by Friday’s.

7.12        The Manuals, other manuals, such written directives and any other Confidential Information shall be kept in a secure location in the Restaurant and returned to Friday’s immediately upon request or upon termination or expiration of this Agreement.

7.13        Franchisee shall keep the Manuals, the Standards, other manuals and such written directives up to date. In the event of any dispute as to the contents of the Manuals, the Standards, other manuals or written directives, the copy thereof maintained by Friday’s shall control.

7.14        Franchisee shall establish prices charged for products or services sold in the Restaurant.

7.15        Franchisee shall obtain such copyright licenses as may be necessary to authorize the playing of recorded music in the Restaurant. Franchisee shall change such recorded music as required from time to time in the Manuals or otherwise in writing.

7.16        Friday’s shall provide to Franchisee:

A.     access, together with other System franchisees, to new System developments. Franchisee may be required to attend meetings at its expense to discuss such developments;

B.     access to and written materials concerning improvements to the System which may include, without limitation, new products, recipes, equipment, specifications and menu formats. At Franchisee’s request, Friday’s shall provide training or demonstrations at the Restaurant of new products or other changes to the System. Franchisee shall bear or reimburse the Territorial Expenses and Wage Expenses in connection with such demonstrations; and

C.     periodic inspection and evaluation of the Restaurant as reasonably required by Friday’s.

7.17        Friday’s reserves the right to consent to, or require, limited variation from the Standards with respect to the operation of the Restaurant and other T.G.I. Friday’s® Restaurants in the System.

7.18        Friday’s may establish and maintain, at its option, either a series of “private” pages on the Internet Web site, described in Section 10.05, or a so-called Intranet, through either of which Friday’s, its franchisees, and their respective employees may communicate with each other and through which Friday’s may disseminate updates to the Manuals and other confidential information.

A.    Upon receipt of notice from Friday’s that an Intranet has become functional, Franchisee agrees to purchase, install and maintain the equipment, make the arrangements, and follow the procedures that Friday’s requires in the Manuals or otherwise in writing, to permit Friday’s to access, download, and retrieve information electronically, by telecommunication or other designated method (including the establishment and maintenance of Internet, Intranet, or extranet access or other means of electronic communication, as specified by Friday’s from time to time), and to permit Friday’s to upload and for Franchisee to receive and download information from Friday’s. All steps taken by Franchisee to comply with this section 7.18A shall be accomplished at Franchisee’s cost. Franchisee further agrees that Friday’s will have access to the information at the times and in the manner that Friday’s specifies from time to time. If Franchisee fails to make that information accessible to Friday’s at all times throughout the term of this Agreement, Friday’s may, in its discretion and without limitation of any other rights provided for in this Agreement, assess a reasonable monetary charge for that failure. Franchisee’s obligation to maintain connection with the Intranet will continue until this Agreement’s expiration or termination (or, if earlier, until Friday’s discontinues the Intranet). Franchisee’s failure to comply with this Section 7.18A will constitute a material breach of this Agreement on account of which Friday’s may terminate this Agreement in accordance with Section 16, unless Franchisee cures the breach within 10 days after notice from Friday’s.

B.    Friday’s will have no obligation to maintain the Intranet indefinitely, but may discontinue it at any time without liability to Franchisee.

C.     Friday’s will establish policies and procedures for the Intranet’s use. These policies, procedures and other terms of use will address issues such as (i) restrictions on the use of abusive, slanderous, or otherwise offensive language in electronic communications; (ii) restrictions on communications between or among franchisees that endorse or encourage breach of any franchisee’s franchise agreement with Friday’s; (iii) confidential treatment of materials that Friday’s transmits via the Intranet; (iv) password protocols and other security precautions; (v) grounds and procedures for Friday’s suspension or revocation of access to the Intranet by franchisees and others; and (vi) a privacy policy governing Friday’s access to and use of electronic communications that franchisees, franchisees’ employees and others post on the Intranet. Notwithstanding, subparagraph (vi) above, Franchisee acknowledges that, as administrator of the Intranet, Friday’s can technically access and view any communication that any person posts on the Intranet. Franchisee further acknowledges that the Intranet facility and all communications that are posted to it will become Friday’s property, free of any claims of privacy or privilege that Franchisee or any other person may assert.

D.    Franchisee will contribute a reasonable amount toward the cost of the Intranet’s maintenance and further development. Friday’s will set the contribution amount in January of each year and will collect the payments monthly.

E.    If Franchisee fails to pay when due any amount payable to Friday’s under this Agreement, or if Franchisee fails to comply with any policy or procedure governing the Intranet, Friday’s may temporarily suspend Franchisee’s access to all or any aspect of the Intranet (such as a chat room, bulletin board, list serve, or similar feature) until Franchisee fully cures the breach. Franchisee will not have any claim against Friday’s or any Affiliate arising from such suspension from the Intranet pursuant to this Section 7.18F. and Franchisee hereby waives any such claim it may at any time have, and releases Friday’s and its Affiliates from any liability arising therefrom.

F.     Franchisee and Friday’s shall each be responsible for protecting their own interests in relation to electronic communications. Friday’s shall have no liability to Franchisee on any basis, whether in contract, tort (including negligence) or otherwise, in respect of any error, damage, loss or omission arising from or in connection with electronic communication of information.

8.	CONFIDENTIAL INFORMATION

8.01        Neither Franchisee nor any Principal shall communicate, disclose or use any Confidential Information except as (i) permitted herein or (ii) required by law, and shall use all reasonable efforts to maintain such information as secret and confidential. Neither Franchisee nor any Principal shall, without Friday’s prior consent, copy, duplicate, record or otherwise reproduce any Confidential Information. Confidential Information may be provided to employees, agents, consultants and contractors only to the extent necessary for such parties to provide services to Franchisee. Prior to such disclosure of any Confidential Information each of such employees, agents, consultants and contractors shall (a) be advised by Franchisee of the confidential and proprietary nature of the Confidential Information and (b) agree to be bound by the terms and conditions of Section 8 of this Agreement. Notwithstanding such agreement, Franchisee shall indemnify the Friday’s Indemnitees from any damages, costs or expenses resulting from or related to any disclosure or use of Confidential Information by its agents, employees, consultants and contractors.

8.02        In the event Franchisee or Franchisee’s employees, agents, consultants, or contractors receive notice of any request, demand, or order to transfer or disclose all or any portion of the Confidential Information, Franchisee shall immediately notify Friday’s thereof, and shall fully cooperate with and assist Friday’s in prohibiting or denying any such transfer or disclosure. Should such transfer or disclosure be required by a valid, final, non-appealable court order, Franchisee shall fully cooperate with and assist Friday’s in protecting the confidentiality of the Confidential Information to the maximum extent permitted by law.

8.03        Franchisee and each Principal acknowledge Friday’s exclusive ownership of the Confidential Information and the System, and TGIFM’s exclusive ownership of, and Friday’s license with respect to, the Proprietary Marks. Neither Franchisee nor any Principal shall, directly or indirectly, contest or impair Friday’s or TGIFM’s exclusive ownership of, and/or license with respect to, the Confidential Information, the System or the Proprietary Marks.

8.04        If Franchisee develops improvements (as determined by Friday’s) to the Confidential Information, Franchisee and the Principals shall each, without additional consideration, execute such agreements and other documentation as shall be deemed necessary by Friday’s, granting exclusive ownership thereof to Friday’s. All such improvements shall be Confidential Information.

8.05        Each Principal shall execute and deliver to Friday’s a covenant in the form attached as Addendum A. Franchisee shall cause each Operator, Representative, Multi-Unit Manager, Project Manager, and Restaurant Manager and such other employees of Franchisee whom Friday’s shall designate to execute and (if requested) deliver to Friday’s a covenant in the form attached as Addendum B. Notwithstanding the execution of such covenants, Franchisee shall indemnify the Friday’s Indemnitees from any damages, costs or expenses resulting from or related to any disclosure or use of Confidential Information by any Principal, Operator, Representative, Multi-Unit Manager, Project Manager or Restaurant Manager.

8.06        Immediately upon any termination or expiration hereof, Franchisee and each Principal shall return the Confidential Information including, without limitation, that portion of the Confidential Information which consists of analyses, compilations, studies or other documents containing or referring to any part of the Confidential Information, prepared by Franchisee or such Principal, their agents, representatives or employees, and all copies thereof.

9.	PROPRIETARY MARKS

9.01        Friday’s grants to Franchisee the non-exclusive right and license to use the Proprietary Marks (subject to the terms hereof) during the Term in accordance with the System, the Standards and as prescribed by Friday’s from time to time. In connection therewith, Franchisee agrees that:

A.     Franchisee shall use (i) only such of the Proprietary Marks designated by Friday’s and (ii) such marks only in the manner specified by Friday’s in writing (including in compliance with Section 9.01G. below). Any other use of any Proprietary Mark shall constitute an infringement of Friday’s and TGIFM’s rights therein.

B.     Franchisee shall use the Proprietary Marks only (i) for the operation of the Restaurant; (ii) at the Site or in advertising related to the Restaurant; and (iii) during the Term. Franchisee shall cease (a) any unauthorized use of any Proprietary Mark upon demand and (b) all use upon the termination or expiration hereof.

C.     Friday’s reserves the right to substitute different trade names, service marks, trademarks, logos, trade dress, emblems, symbols and indicia of origin for the Proprietary Marks for use in identifying the System and the business operated thereunder.

D.     During the Term, Franchisee shall identify itself as a “licensed franchisee” of Friday’s (i) in conjunction with any use of the Proprietary Marks including, without limitation, invoices, order forms, receipts, contracts, stationary and business cards; (ii) in a notice of such content and form and at conspicuous locations in the Restaurant as Friday’s may designate in writing; and (iii) on any authorized delivery vehicles.

E.     Franchisee shall not assign, pledge, mortgage or otherwise encumber its rights to use any of the Proprietary Marks.

F.     Franchisee shall not use any of the Proprietary Marks as part of its corporate or other name. Franchisee shall comply with Friday’s instructions, and shall execute any documents deemed necessary by Friday’s or its counsel, in filing and maintaining any requisite trade name or fictitious name registrations in connection with the Proprietary Marks.

G.     Franchisee may not cause or allow all or any recognizable part of the Proprietary Marks to be used or displayed as all or part of an e-mail address, Internet domain name, URL or metatag, or in connection with any Internet home page, web site, or other Internet-related activity without Friday’s express prior written consent, and then only in the manner and in accordance with the procedures, standards and specifications that Friday’s establishes.

H.     Franchisee shall immediately notify Friday’s of any (i) infringement of the Proprietary Marks or challenge to the use of any thereof or (ii) claim by any person of any rights in or to any of the Proprietary Marks. Franchisee and each Principal shall not communicate with any person except Friday’s and Friday’s counsel in connection with any such infringement, challenge or claim. Friday’s may take such action as it deems appropriate, and shall exclusively control any litigation or proceeding arising from any infringement, challenge, claim or otherwise relating to any of the Proprietary Marks. Franchisee shall execute any and all instruments and documents, render such assistance and do such acts and things as may, in the opinion of Friday’s or its counsel, be necessary or advisable in any such litigation or proceeding or to otherwise protect or maintain Friday’s or TGIFM’s rights and interest in the Proprietary Marks.

I.     Neither Franchisee nor any Principal shall, directly or indirectly, apply for, register, attempt to obtain or obtain control of the Proprietary Marks or any marks or other indicia of ownership or origin which resemble, or are deceptively or confusingly similar to, the Proprietary Marks, in any country or political sub-division thereof. Neither Franchisee nor any Principal shall interfere with Friday’s or TGIFM’s efforts to obtain registration or ownership of any name, trademark, service mark or other identifying name anywhere in the world.

J.     Franchisee shall cooperate with Friday’s to prove the continuous and effective use of the Proprietary Marks, including, without limitation, in connection with any registration or any renewal thereof.

9.02        Franchisee and each Principal agree and acknowledge that:

A.     Friday’s or TGIFM is the exclusive owner of all right, title and interest in and to the Proprietary Marks and the goodwill associated therewith;

B.     the Proprietary Marks identify Friday’s and TGIFM as the source of origin of goods and services provided under such marks and the System;

C.     neither Franchisee nor any Principal shall directly or indirectly contest Friday’s or TGIFM’s ownership, or the validity, of the Proprietary Marks;

D.     Franchisee does not have, and shall not acquire by use pursuant to this Agreement, any ownership or other interest in or to the Proprietary Marks, except the right and license granted herein, subject in all respects to the terms hereof;

E.     any and all goodwill arising from Franchisee’s use of the Proprietary Marks shall inure exclusively to Friday’s or TGIFM without compensation; and

F.     Franchisee’s right and license to use the Proprietary Marks is non-exclusive and, subject to Section 2 hereof, Friday’s or TGIFM has and retains all rights relating to the Proprietary Marks and the use thereof including, without limitation, the right to:

(1)     use and grant other licenses to use the Proprietary Marks;

(2)     develop and establish Other Concepts using the Proprietary Marks or other names or marks and to grant licenses thereto without providing any rights therein to Franchisee; and

(3)     engage, directly or indirectly, at wholesale, retail or otherwise, in (i) the production, distribution, license and/or sale of products and services under the Proprietary Marks or other names or marks and (ii) the use, in connection with such production, distribution and sale, of any and all trademarks, trade names, service marks, logos, insignia, trade dress, slogans, emblems, symbols, designs and other identifying characteristics as may be developed or used from time to time by Friday’s.

(4)    establish an Internet Web site that provides information about T.G.I. Friday’s Restaurants generally, even though accessible by persons in the Restricted Area. Friday’s has sole discretion and control over the Web site design and contents, which may include Internet advertising as described in Section 10.05. The Web site may include a series of interior pages that identify the locations of T.G.I. Friday’s Restaurants by, among other things, geographic region, address, and telephone number. In the event Franchisee is in breach of this Agreement, or any other agreement with Friday’s or its Affiliates, Friday’s may remove all references to Franchisee and the Restaurant from the Web site until such breach is cured. Friday’s may establish and enforce reasonable rules and regulations, and impose reasonable fees, relating to the Web site, and may amend them from time to time at Friday’s option. Those rules and regulations may be included in the Manual or may be separately communicated to Franchisee. The rules and regulations may affect, among other things, content, creation, customer service, privacy and access. At Friday’s option, Franchisee will promptly participate in and pay all applicable fees relating to the Web site in accordance with the rules and regulations.

10.	ADVERTISING

10.01        Franchisee recognizes (i) the value of advertising and (ii) that standardized advertising programs enhance the goodwill and public image of the System.

A.     Franchisee shall expend not less than two percent (2%) of Gross Sales, measured over continuing six (6) month periods, for local advertising. Franchisee’s local advertising may utilize media to which Friday’s has granted consent including:

(1)	newspapers, magazines and other periodicals;

(2)	radio/ television;

(3)	outdoor advertising (e.g., billboards or signs);

(4)	transit advertising and direct mail; and

(5)	such other media to which Friday’s consents.

B.     Franchisee, at its expense, shall obtain listings in bold type in the white pages directory of the local public telephone company under the names “Friday’s®” and “T.G.I. Friday’s®”.

C.     Franchisee’s expenditures made for participation in (i) advertising and promotional programs described in Section 10.01.B and 10.03; (ii) Friday’s national and/or regional advertising funds described in Section 10.02.A (to the extent in excess of two percent (2%) of monthly Gross Sales); and (iii) the cost of promotional food and beverages given to customers (in an amount not to exceed thirty percent (30%) of the retail price thereof), shall be credited to Franchisee’s local advertising obligations described in Section 10.01.A. Friday’s may audit Franchisee’s books and records to confirm local advertising expenditures.

10.02       A.     Friday’s shall have the right to establish national and/or regional advertising funds. If established, Franchisee agrees to pay Friday’s on a monthly basis, in addition to any payments required under Section 10.01.A, a sum to be determined by Friday’s, which sum for any national or regional fund shall not exceed four percent (4%) of monthly Gross Sales. If both regional and national advertising funds are established, Franchisee’s total contribution shall not exceed four percent (4%) of monthly Gross Sales. All contributions to national or regional advertising funds in excess of two percent (2%) of Gross Sales shall be credited to Franchisee’s local advertising obligations described in Section 10.01.A.

B.     Friday’s or its designee shall (i) administer such funds and (ii) direct all national and regional advertising programs and shall have absolute control to consent to or reject all creative concepts, materials and media and the placement and allocation thereof. Friday’s shall not be a fiduciary to Franchisee with respect to the management of such funds. Friday’s and its designees undertake no obligation to (a) make expenditures in the area where the Restaurant is located which are equivalent or proportionate to Franchisee’s contribution or (b) insure that any particular franchisee benefits directly or pro rata from the placement of such advertising. Such funds may be applied to Friday’s costs of maintaining, administering, directing and preparing national or regional advertising (including, without limitation, marketing research, public relations activities, marketing programs and initiatives including but not limited to guest membership programs, and employing advertising agencies to assist therein); provided, however, that such funds shall not be used to defray Friday’s general operating expenses (except reasonable administrative costs and overhead related to the administration or direction of such funds and programs). Such funds shall be maintained in a separate account and an annual statement of fund expenditures shall be delivered to Franchisee upon request.

10.03       In addition to the national and regional advertising described in Section 10.02, Friday’s may from time to time develop and administer advertising, marketing and sales promotion programs in which Franchisee shall participate upon such terms and conditions as established by Friday’s. Such programs may include, but not be limited to, guest membership programs. All phases of such advertising and promotion, including, without limitation, type, quantity, timing, placement, and choice of media, market areas, promotional programs and advertising agencies, shall be determined by Friday’s.

10.04       All advertising and promotion by Franchisee shall conform to the Standards. Franchisee shall submit all advertising and promotional plans and materials to Friday’s for consent prior to use if such plans and materials were not prepared by Friday’s or previously consented to during the prior twelve (12) months. Friday’s shall consent to or reject such plans and materials within twenty (20) days of receipt. Franchisee shall not use such plans or materials until Friday’s consent is received. Franchisee shall promptly discontinue any advertising or promotional plans or materials, whether or not previously consented to, upon notice from Friday’s.

10.05       During the term of this Agreement, Friday’s may establish and maintain an Internet Web site that provides information about the System and the products and services that T.G.I. Friday’s Restaurants offer. The Web site may also offer reservations or similar services or sales of items bearing the Proprietary Marks, including, but not limited to, Friday’s memorabilia, clothing and pre-packaged food and beverage products.

A.     Friday’s has absolute control over the Web site’s design and contents. Friday’s will attempt to configure the site to accommodate the pages that Section 10.05(B) describes. Friday’s will have no obligation to maintain the Web site indefinitely, but may discontinue it at any time without liability to Franchisee. Furthermore, as Friday’s has no control over the stability or maintenance of the Internet generally, Friday’s is not responsible for damage or loss caused by errors of the Internet. Friday’s is not liable for any direct, indirect, special, incidental, exemplary or consequential damages arising out of the use of the Internet or the inability to use the Internet including loss of profits, goodwill or savings, downtime, damage to or replacement of programs and data, whether based in contract or tort, product liability or otherwise.

B.     Friday’s currently anticipates that the Web site will include a series of interior pages that identify participating T.G.I. Friday’s Restaurants by address, telephone number, and e-mail address. At Franchisee’s request, Friday’s will endeavor (technology permitting) to include at the Web site one or a series of interior pages devoted to information about Franchisee’s Restaurant. These page(s) must be developed by Franchisee, at Franchisee’s expense, following the guidelines and in the form of a template that Friday’s provides. The page(s) will be subject to Friday’s approval prior to posting as to form, content, and programming quality. Franchisee will not have the capability to modify its page(s) except in coordination with Friday’s Webmaster and in compliance with Friday’s policies and procedures.

C.     Franchisee agrees to contribute a reasonable amount toward the cost of the Web site’s development, maintenance, and further development. Friday’s will set the contribution amount in January of each year, and will collect the payments monthly. In addition or alternatively, Friday’s may use part of the Advertising Fund contributions that Company collects under this Section 10 to maintain and further develop the Web site.

D.     If Franchisee fails to pay when due any fees or other amounts payable to Friday’s under this Agreement, Friday’s may temporarily disable Franchisee’s Web page(s), until Franchisee pays its outstanding obligations in full.

E.     Franchisee may not use any of the Marks on or in connection with the Internet, except as permitted by this Section 10.05.

10.06       Copyright to all advertising and promotional materials that contain any of the Proprietary Marks or that otherwise relate to T.G.I. Friday’s Restaurants will belong solely to Friday’s regardless of the party that created those materials. For purposes of this provision on ownership of advertising and promotional material, the Web site and all material on the Web site including, without limitation, all informational text, photographs, illustrations, artwork, software, music, sound, photographs, graphics, audio, video, messages, files, documents, images or other materials, as well as all derivative works will be considered advertising and promotional material, and will therefore be owned solely by Friday’s. Franchisee will (and will cause its employees and agents to) execute all documents required by Friday’s to confirm this ownership.

11.	INSURANCE

11.01       Franchisee shall obtain, at least thirty (30) days prior to commencement of Restaurant construction and maintain throughout the Term, such insurance coverage (including, without limitation, broad form comprehensive general liability coverage, products liability coverage, broad form contractual liability coverage, liquor liability coverage, auto liability coverage, business interruption coverage, workers compensation and employers liability insurance) as may be (i) required by law or (ii) reasonably designed to protect Franchisee from the risks inherent in Restaurant construction and operation. Friday’s shall have the right to reasonably consent to the types and amounts of coverage and the issuing companies. Such insurance shall:

A.     name the Friday’s Indemnitees as additional insured parties and provide that coverage applies separately to each insured and additional insured party against whom a claim is brought as though a separate policy had been issued to each Friday’s Indemnitee;

B.     contain no provision which limits or reduces coverage in the event of a claim by any one (1) or more of the insured or additional insured parties;

C.     provide that policy limits shall not be reduced, coverage restricted, canceled, allowed to lapse or otherwise altered or such policy(ies) amended without Friday’s consent, but in no event upon less than thirty (30) days prior written notice to Friday’s;

D.     be obtained from reputable insurance companies with an A.M. Best Rating of “A” and an A.M. Best Class Rating of XIV (or comparable ratings from a reputable insurance rating service, in the event such A.M. Best ratings are discontinued or materially altered), authorized to do business in the jurisdiction in which the Restaurant is located; and

E.     be in an amount and form satisfactory to Friday’s; but in no event in amounts less than the following:

(1)     comprehensive general liability insurance, including product and liquor liability coverage, with a combination of primary and excess limits of not less than Ten Million Dollars ($10,000,000.00), bodily injury and property damage combined;

(2)     auto liability insurance, including coverage of owned, non-owned and hired vehicles, with a combination of primary and excess limits of not less than One Million Dollars ($1,000,000) for bodily injury for each person, One Million Dollars ($1,000,000) for bodily injury for each occurrence and Two Hundred Fifty Thousand Dollars ($250,000.00) for each occurrence of property damage;

(3)     employer’s liability insurance with a limit of not less than One Million Dollars ($1,000,000.00); and

(4)     workers compensation insurance in such amount as may be required by applicable statute or rule.

11.02       Such insurance may provide for reasonable deductible amounts with Friday’s consent.

11.03       A certificate of insurance shall be submitted for Friday’s consent prior to the commencement of construction of the Restaurant, and additional certificates of insurance shall be submitted to Friday’s thereafter, evidencing uninterrupted coverage. Franchisee shall deliver a complete copy of such policy(ies) within ten (10) days of request.

11.04       In the event of a claim of any one or more of the Friday’s Indemnitees against Franchisee, Franchisee shall, on request of Friday’s, assign to Friday’s any and all rights which Franchisee then has or thereafter may have with respect to such claim against the insurer(s) providing the coverages described in this Section.

11.05       Franchisee’s obligation to obtain and maintain insurance or to indemnify any Friday’s Indemnitee shall not be limited by reason of any insurance which may be maintained by any Friday’s Indemnitee, nor shall such insurance relieve Franchisee of any liability under this Agreement. Franchisee’s insurance shall be primary to any policies maintained by any Friday’s Indemnitee.

11.06       If Franchisee fails to obtain or maintain the insurance required by this Agreement, as such requirements may be revised from time to time, Friday’s may acquire such insurance, and the cost thereof, together with a reasonable fee for Friday’s expenses in so acting and interest at eighteen percent (18%) per annum from the date acquired, shall be payable by Franchisee upon notice.

12.	ACCOUNTING AND RECORDS

12.01       Franchisee shall prepare in accordance with the System and generally accepted accounting principles, and preserve for the periods specified in the Manuals, complete and accurate books, records and accounts with respect to the Restaurant and all other reports or disclosures required or permitted herein and in the Manuals including, without limitation, sales slips, coupons, purchase orders, invoices, payroll records, check stubs, bank statements, sales tax records and returns, cash receipts and disbursements, journals and ledgers, in a form and manner prescribed in the Manuals or otherwise in writing. Franchisee shall adopt such accounting periods as Friday’s shall prescribe.

12.02       Franchisee shall submit to Friday’s (i) a monthly accounting of Gross Sales simultaneously with the Payment of the Royalty Fee therefor and (ii) an annual accounting of Gross Sales within thirty (30) days after the end of each accounting year.

12.03       Franchisee shall submit to Friday’s such additional reports, records, data, information, financial statements (including, without limitation, periodic guest counts, weekly and monthly sales reports and quarterly and annual statements of profit and loss for the Restaurant and quarterly and annual financial statements and statements of Franchisee’s Gross Sales, showing itemized deductions and exclusions from Gross Sales for the Restaurant) as Friday’s may reasonably require or as specified from time to time in the Manuals in a form reasonably required, including transmittal by direct Internet connection with Friday’s, by facsimile transmission, by telephone, by electronic data communications, or by any other method that Friday’s may reasonably direct. Friday’s may inspect, copy and audit all of the documents and information specified in Sections 12.01, 12.02 and 12.03 and the books, records and tax returns of Franchisee at any time during normal business hours upon five (5) days prior notice.

12.04       If any audit discloses an (i) understatement of Gross Sales for the period subject to audit of one percent (1%) or more or (ii) underpayment of the Royalty Fee for the period subject to audit of five percent (5%) or more, Franchisee shall reimburse (in addition to payment of such Royalty Fee and interest, as provided for in Section 3.02.B) any and all costs and expenses incurred in connection with such audit including, without limitation, reasonable attorney’s fees, Territorial Expenses and Wage Expenses.

12.05       The annual accounting of Gross Sales required in Section 12.02.(ii) and other annual financial statements requested by Friday’s shall be audited and certified no less than every third year by a reputable, independent, certified public accountant. All financial statements or reports shall be accompanied by a certificate of Franchisee or Franchisee’s chief financial officer to the effect that such statements or reports fairly and accurately reflect the matters reported therein and are complete and correct.

13.	FRANCHISEE’S REPRESENTATIONS AND WARRANTIES; AFFIRMATIVE AND NEGATIVE COVENANTS

13.01       In the event Franchisee is a corporation, limited liability company or partnership, Franchisee represents and warrants to Friday’s as follows:

A.     Franchisee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with all requisite power and authority to own, operate and lease its assets (real or personal), to carry on its business, and to enter into this Agreement and perform its obligations hereunder. Franchisee is duly qualified to do business and is in good standing in each jurisdiction in which its business or the ownership of its assets requires.

B.     The execution, delivery and performance by Franchisee of this Agreement and all other agreements contemplated herein has been duly authorized by all requisite action and no further action is necessary to make this Agreement or such other agreements valid and binding upon it and enforceable against it in accordance with their respective terms. Neither the execution, delivery nor performance by Franchisee of this Agreement or any other agreements contemplated hereby will conflict with, or result in a breach of any term or provision of Franchisee’s articles of incorporation, by-laws, partnership agreement or other governing documents or under any mortgage, deed of trust or other contract or agreement to which Franchisee is a party or by which it or any of its assets are bound, or breach any order, writ, injunction or decree of any court, administrative agency or governmental body.

C.     Franchisee’s articles of incorporation, by-laws, partnership agreement and other governing documents expressly limit Franchisee’s business activities solely to the development and operation (pursuant to the Development Agreement and this Agreement or other franchise agreements with Friday’s) of “Restaurants” (as defined in the Development Agreement).

D.     Certified copies of Franchisee’s articles of incorporation, by-laws, partnership agreement, other governing documents and any amendments thereto, including board of director’s or partner’s resolutions authorizing this Agreement, have been delivered to Friday’s.

E.     A certified current list of all Principals has been delivered to Friday’s.

F.     Franchisee’s articles of incorporation or other governing documents, or partnership agreement limit Transfers as described in Sections 14.02 and 14.03.

G.     Each Security shall bear a legend (in a form to which Friday’s has granted consent) indicating that any Transfer is subject to Sections 14.02 and 14.03.

13.02       Franchisee affirmatively covenants with Friday’s as follows:

A    . Franchisee shall perform its duties and obligations hereunder and shall require each Operator, Multi-Unit Manager, Project Manager and Restaurant Manager to dedicate their respective full time and best efforts to the development, construction, management, operation, supervision and promotion of the Restaurant in accordance with the terms and conditions hereof.

B.     Franchisee shall promptly provide Friday’s with all information concerning any new process or improvements in the development, construction, management, operation, supervision or promotion of the Restaurant developed by Franchisee or any Principal without compensation. Franchisee and the Principals shall each execute such agreements and other documentation as shall be deemed necessary by Friday’s, granting Friday’s exclusive ownership thereof.

C.     Franchisee shall comply with all requirements of applicable rules, regulations, statutes, laws, and ordinances.

D.      Franchisee shall maintain a current list of all Principals and deliver a certified copy thereof to Friday’s upon (i) any Transfer or (ii) request.

E.     Each Security issued subsequent to the date hereof shall be in compliance with Section 13.01.G.

F.     Franchisee and each Principal represent and warrant to Friday’s that: (a) neither Franchisee nor any Principal is named, either directly or by an alias, pseudonym or nickname, on the lists of “Specially Designated Nationals” or “Blocked Persons” maintained by the U.S. Treasury Department’s Office of Foreign Assets Control currently located at www.treas.gov/offices/enforcement/ofac/; (b) Franchisee and each Principal will take no action that would constitute a violation of any applicable laws against corrupt business practices, against money laundering and against facilitating or supporting persons or entities who conspire to commit acts of terror against any person or entity, including as prohibited by the U.S. Patriot Act (currently located at http://www.epic.org/privacy/terrorism/hr3162.html), U.S. Executive Order 13244 (currently located at http://www.treas.gov/offices/enforcement/ ofac/sanctions/terrorism.html) or any similar laws; and (c) that Franchisee and each Principal shall immediately notify Friday’s in writing of the occurrence of any event or the development of any circumstance that might render any of the foregoing representations and warranties false, inaccurate or misleading.

13.03       Franchisee acknowledges to and/or negatively covenants with Friday’s as follows:

A.     Franchisee shall not amend its articles of incorporation, by-laws, partnership agreement or other governing documents in a manner which is inconsistent with Sections 13.01.C, 14.02 and 14.03.

B.     Franchisee shall not remove or permit removal from any Security or its partnership agreement, or issue any Security that does not have endorsed upon it, the legend described in Section 13.01.G.

C.     Franchisee and each Principal shall receive valuable, unique training, trade secrets and the Confidential Information which are beyond the present skills, experience and knowledge of Franchisee, any Principal and Franchisee’s employees. Franchisee and each Principal acknowledge (i) that such training, trade secrets and the Confidential Information (a) are essential to the development of the Restaurant and (b) provides a competitive advantage to Franchisee and (ii) access to such training, trade secrets and the Confidential Information is a primary reason for their execution of this Agreement. In consideration thereof, Franchisee and each Principal covenant that, during the Term and for a period of one (1) year after the expiration or termination hereof, neither Franchisee nor any Principal shall, directly or indirectly:

(1)     employ or seek to employ any person (or induce such person to leave his or her employment) who is, or has within one (1) year been, employed as a director, officer or in any managerial capacity (i) by Friday’s; (ii) by any developer or franchisee of Friday’s; or (iii) in any other concept or system owned, operated or franchised by an Affiliate;

(2)     own, maintain, operate or have any interest in any Competing Business;

(3)     own, maintain, operate or have any interest in any Competing Business which business is, or is intended to be, located in the Territory; or

(4)    own, maintain, operate or have any interest in any Competing Business which business is, or is intended to be, located within a three (3) mile radius of any restaurant which is a part of a concept or system owned, operated, or franchised by Friday’s or any Affiliate.

D.     Sections 13.03 C.(2), (3) and (4) shall not apply to an interest for investment only of five percent (5%) or less of the capital stock of a Publicly-Held Entity if such owner is not a director, officer or manager therefor or consultant thereto.

13.04       Each of the foregoing covenants is independent of each other covenant or agreement contained in this Agreement.

13.05       Friday’s has the absolute right to reduce the area, duration or scope of any covenant contained in Section 13.03.C without Franchisee’s or any Principal’s consent, effective upon notice to Franchisee. Franchisee and each Principal shall comply with any covenant as so modified.

13.06       Franchisee’s representations, warranties, covenants and agreements herein are continuing representations, warranties, covenants and agreements, each of which shall survive the expiration or termination hereof.

13.07       Friday’s assumes no duty to review, inspect, or approve the design or construction with respect to compliance with the Franchise Development Manual, construction means, methods or techniques, or compliance with any legal requirements, including the Americans With Disabilities Act. Friday’s inspections, reviews, or approvals are solely for the purpose of determining compliance with its design standards, including such items as trade dress, presentation of trademarks, and quality guest experience, as well as the progress of construction and approval of the opening date. Friday’s approval of the opening date is permission only, and not an assurance, representation, or warranty: (i) that the Restaurant has been constructed in accordance with any particular standards; or (ii) with respect to the qualifications, capabilities, suitability, adequacy, or performance of any person involved in the construction; or (iii) that all or any part of the construction or Restaurant is safe, suitable, fit, or proper for its intended use or purpose; or (iv) that the construction has been performed in a workmanlike manner or in compliance with any legal requirements, as compliance with all such items is the sole responsibility of Franchisee. This limitation applies even though Friday’s may have commented on any of these matters in connection with an inspection, review, or approval. Friday’s has no liability to Franchisee, franchisee’s affiliates, or any third party with respect to the construction.

14.	TRANSFER

14.01       Friday’s may assign this Agreement, or any of its rights or obligations herein, to any person or entity without Franchisee’s or any Principal’s consent; provided, however, that Friday’s obligations which are assigned shall be fully assumed by the party to whom Friday’s assigns such obligations.

14.02       A.     Franchisee and each Principal acknowledge that Franchisee’s rights and obligations herein are personal to Franchisee and that Friday’s has entered into this Agreement relying upon the business skill, experience and aptitude, financial resources and reputation of Franchisee and each Principal. Therefore, neither Franchisee nor any Principal, their respective successors or permitted assigns, shall complete, or allow to be completed, any Transfer without Friday’s consent. Any purported Transfer, by operation of law or otherwise, without Friday’s consent shall be null and void and constitute an Event of Default.

B.     Friday’s may require satisfaction of any of the following conditions and such other conditions as Friday’s may reasonably require prior to consenting to any Transfer, each of which Franchisee acknowledges and agrees is reasonable and necessary:

(1)     no Event of Default shall have occurred and be continuing and no event shall have occurred which, with the giving of notice or lapse of time, or both, would constitute an Event of Default;

(2)     Franchisee and/or any affected Principal shall deliver a general release of any and all claims against the Friday’s Indemnitees including, without limitation, claims arising under this Agreement, in a form acceptable to Friday’s;

(3)     Franchisee and/or any affected Principal shall remain liable for the performance of its obligations, covenants and agreements herein through the date of Transfer and shall execute all instruments reasonably requested by Friday’s to evidence such liability;

(4)     the transferee and all Transferee Owners, as applicable, shall (i) make each of Franchisee’s and Principal’s representations and warranties; (ii) assume full, unconditional, joint and several liability for, and agree to perform from the date of Transfer, each of Franchisee’s and Principal’s obligations, covenants and agreements herein; and (iii) execute all instruments (in a form acceptable to Friday’s) reasonably requested by Friday’s to evidence the foregoing;

(5)     the transferee and all Transferee Owners shall satisfy, in Friday’s reasonable judgment, Friday’s then existing criteria for T.G.I. Friday’s® franchisees or principals, as applicable including, without limitation: (i) education; (ii) business skill, experience and aptitude; (iii) character and reputation; and (iv) financial resources;

(6)     the transferee and all Transferee Owners shall execute (without extending the Term) the standard form of franchise agreement then being offered to new System franchisees or other form of this Agreement as Friday’s requests and such other ancillary agreements as Friday’s may request for the operation of the Restaurant, which shall supersede this Agreement and its ancillary documents and the terms of which may differ from the terms hereof including, without limitation, higher Franchise and Royalty Fees and advertising contributions; provided, however, that the transferee shall not be required to pay an initial Franchise Fee;

(7)     the transferee at its expense shall repair or replace Restaurant equipment, signs, interior and exterior decor items, fixtures and furnishings and shall offer such products and services such that Restaurant appearance and operations reflect the current Standards and image of the System; and

(8)     at the transferee’s expense, the transferee’s Representative, any Multi-Unit Manager(s), Operator, Project Manager and Restaurant Managers shall complete such training as then required (if not previously trained pursuant to the terms hereof), upon such terms and conditions as Friday’s may reasonably require.

C.     In the event Franchisee requests Friday’s consent to any proposed Transfer, there shall be paid to Friday’s a non-refundable fee of Five Thousand Dollars ($5,000.00), or such greater amount as is necessary to reimburse Friday’s for its costs and expenses associated with reviewing the proposed Transfer including, without limitation, Territorial Expenses, legal and accounting fees and diversion of employee resources. No such fee shall be payable with respect to a transaction with Friday’s described in Section 14.03.

14.03       Franchisee and each Principal agree that:

A.     (i) Friday’s shall have and is hereby granted a right of first refusal with respect to any Transfer; (ii) should Franchisee and/or any Principal desire to accept a bona fide offer to make a Transfer, such party shall promptly notify Friday’s thereof and shall provide such information and documents relating thereto as Friday’s may require; (iii) within thirty (30) days after receipt of such notice, information and documents, Friday’s may notify such party that it intends to exercise its right of first refusal with regard to such Transfer upon such terms and conditions; provided, however, that such transaction shall be consummated within a reasonable period of time after Friday’s has given such notice; (iv) any material change in the terms of any offer or any change in the identity of the proposed transferee shall constitute a new offer subject to Friday’s right of first refusal; and (v) Friday’s failure to exercise such right shall not constitute a waiver of any other provision of this Agreement, including such right with respect to future offers; and

B.     in the event such offer provides for payment of consideration other than cash, Friday’s may elect to purchase the interest for the reasonable equivalent in cash. If the parties cannot agree within thirty (30) days of the receipt of notice of Friday’s election to exercise such right of first refusal on such reasonable equivalent in cash, an independent appraiser designated by Friday’s shall determine such amount, and his determination shall be final and binding. If Friday’s elects to exercise the right of first refusal described above, the cost of the appraisal, if any, shall be set off against any payment made by Friday’s hereunder.

14.04       In the event Franchisee or any Principal is a natural person, Franchisee or his administrator, executor, guardian or personal representative shall promptly notify Friday’s of the death or Permanent Disability of Franchisee or such Principal. Any Transfer upon death or Permanent Disability shall be subject to the terms and conditions described in Sections 14.02 and 14.03 and shall be completed prior to a date which is (i) one (1) year after the date of death or (ii) ninety (90) days after the date Franchisee or such Principal becomes, or is deemed to be, Permanently Disabled. Franchisee or any Principal refusing to submit to examination with respect to Permanent Disability shall be deemed Permanently Disabled.

14.05       Friday’s consent to any Transfer shall not constitute a waiver of (i) any claims it may have against the transferor or (ii) the transferee’s compliance with the terms and conditions hereof.

15.	CONSENT AND WAIVER

15.01       When required, Franchisee or any Principal shall make written request for Friday’s consent in advance and such consent shall be obtained in writing. Neither Friday’s nor Franchisee’s consent shall be unreasonably withheld. The foregoing not withstanding, where either party’s consent is expressly reserved to such party’s sole discretion, the exercise of such discretion shall not be subject to contest.

15.02       FRIDAY’S MAKES NO REPRESENTATIONS OR WARRANTIES UPON WHICH FRANCHISEE OR ANY PRINCIPAL MAY RELY AND ASSUMES NO LIABILITY OR OBLIGATION TO FRANCHISEE, ANY PRINCIPAL OR ANY THIRD PARTY BY PROVIDING ANY WAIVER, ADVICE, CONSENT OR SERVICES TO FRANCHISEE OR DUE TO ANY DELAY OR DENIAL THEREOF.

16.	DEFAULT AND REMEDIES

16.01       A.     The following shall constitute Events of Default by Franchisee and the Principals: (i) failure to (a) commence or complete construction of the Restaurant or (b) open and thereafter continually operate the Restaurant, as described herein; (ii) the breach or falsity of any representation or warranty herein; (iii) failure to deliver executed covenants as required in Section 8.05; (iv) failure to comply with or perform its covenants, obligations and agreements herein; (v) any Transfer that (a) occurs other than as provided in Section 14 or (b) fails to occur within the time periods described in Section 14 (notwithstanding any lack of, or limits upon, the enforceability of any term or provision of Sections 13 or 14); (vi) failure to make any Payment on or before the date payable; (vii) failure to meet and/or maintain the Standards; (viii) Franchisee (a) is adjudicated, or is, bankrupt or insolvent; (b) makes an assignment for the benefit of creditors; or (c) seeks protection from creditors by petition in bankruptcy or otherwise or there is filed against Franchisee a similar petition which is not dismissed within thirty (30) days; (ix) the appointment of a liquidator or receiver for (a) all or substantially all of Franchisee’s assets or (b) the Restaurant is sought which is not dismissed within thirty (30) days; (x) breach or failure to perform any other term or condition of this Agreement; (xi) Franchisee or any Principal pleads guilty or no contest to or is convicted of a felony or a crime involving moral turpitude or any other crime or offense that Friday’s reasonably believes is likely to adversely affect the Proprietary Marks, the System or the goodwill associated therewith or Friday’s interest therein; or (xii) any (a) two (2) or more Events of Default shall arise under any single subsection of this Section 16.01 or (b) three (3) or more Events of Default shall arise under this Section 16.01 in any continuous twelve (12) month period notwithstanding the previous cure of such Events of Default.

B.     The parties agree that an Event of Default arising under Section 16.01.A.(i), (iii), (iv) [with respect to Events of Default arising, without limitation, under Sections 9.01 through 9.03, inclusive, and 13.03.C], (v), (vi), (viii), (ix), (xi), or (xii) shall constitute a Material Event of Default. The parties further agree that Events of Default committed by Franchisee or any Principal arising under other Sections of this Agreement may also be deemed to be Material Events of Default. Failure to comply with any federal, state or local law or regulation relating to the Restaurant, its operation, or its business shall be deemed a Material Event of Default provided such failure is not de minimis. Franchisee shall be deemed to be in default where Friday’s has a subjective good faith belief that Franchisee has failed to comply and that the failure is not de minimis. Franchisee shall have the burden of proving that Friday’s did not have such good faith belief.

C.     Upon the occurrence of an Event of Default by Franchisee or any Principal, Friday’s may exercise one or more of the following remedies, or such other remedies specified elsewhere in this Agreement, or as may be available at law or in equity:

(1)     cure such Event of Default at Franchisee’s expense and, in connection therewith, Franchisee (i) hereby grants to Friday’s all rights and powers necessary or appropriate to accomplish such cure; (ii) shall indemnify and hold the Friday’s Indemnitees harmless from and against all costs, expenses (including reasonable fees of attorneys and other engaged professionals), liabilities, claims, demands and causes of action (including actions of third parties) incurred by or alleged against any Friday’s Indemnitee in connection with Friday’s cure; and (iii) shall reimburse or pay such costs or damages within ten (10) days of receipt of Friday’s invoice therefor;

(2)     in the event of a Material Event of Default, upon notice to Franchisee, terminate this Agreement and all rights granted hereunder without waiving any (i) claim for damages suffered by Friday’s or (ii) other rights, remedies or claims (no notice of termination shall be required with regard to a Material Event of Default under Sections 16.01.A.(viii) or (ix)); or

(3)     with respect to an Event of Default arising from a breach of the covenant contained in Section 13.03.C.(1), the affected former employer shall be compensated by the breaching party (and Franchisee shall be additionally liable for breaches by any Principal) for the reasonable costs and expenses incurred by such employer in connection with training such employee. Franchisee and each Principal acknowledge that such expenses are impossible to accurately quantify and agree that, as liquidated damages and not as a penalty, an amount equal to such employee’s annual rate of compensation in the final twelve (12) months of employment (or an annualized rate if employed for a shorter period) by such former employer shall be paid by the breaching party to the former employer at such time as such employee commences employment.

D.     Friday’s shall not exercise any remedies available hereunder with respect to the following described Events of Default unless such Events of Default remain uncured after (i) notice from Friday’s thereof and (ii) the expiration of the following cure periods:

(1)     with respect to any Event of Default arising under Section 16.01.A.(vi) - ten (10) days; or

(2)     with respect to any Event of Default arising under Sections 16.01.A.(i) - (v) inclusive, (vii) and (x) - thirty (30) days.

E.     If any Events of Default arising under Sections 16.01.A.(i) - (v) inclusive, (vii) or (x) cannot reasonably be cured within thirty (30) days, Franchisee shall provide Friday’s notice thereof (together with Franchisee’s best estimate of the time period required to complete such cure) and immediately undertake efforts to cure such default within the cure period, and continue such efforts with diligence to completion. In no event, however, shall such cure period be extended without the prior written consent of Friday’s.

F.     Franchisee and each Principal agree that Friday’s exercise of the rights and remedies set forth herein is reasonable. Friday’s may, in addition to pursuing any other remedies, specifically enforce such obligations, covenants and agreements or obtain injunctive or other equitable relief in connection with the violation or anticipated violation of such obligations, covenants and agreements.

16.02       A.   The following shall constitute Events of Default by Friday’s: (i) failure to comply with or perform Friday’s obligations and agreements herein or (ii) Friday’s (a) is adjudicated, or is, bankrupt or insolvent; (b) makes an assignment for the benefit of creditors; or (c) seeks protection from creditors by petition in bankruptcy or otherwise or there is filed against Friday’s a similar petition which is not dismissed within thirty (30) days.

B.   Upon the occurrence of a Material Event of Default by Friday’s, Franchisee may, upon notice to Friday’s, terminate this Agreement and all rights granted hereunder without waiving any (i) claim for damages suffered by Franchisee or (ii) other rights, remedies or claims. Any termination of this Agreement by Franchisee other than as provided in this Section 16.02 shall be deemed a termination by Franchisee without cause.

C.   Franchisee shall not exercise any remedies available hereunder with respect to any Events of Default unless such Events of Default remain uncured after (i) notice from Franchisee thereof and (ii) the expiration of thirty (30) days following such notice.

D.    If any Events of Default cannot reasonably be cured within thirty (30) days, Friday’s shall provide Franchisee notice thereof (together with Friday’s best estimate of the time period required to complete such cure) and immediately undertake efforts to cure such default within the cure period, and continue such efforts with diligence to completion. In no event, however, shall such cure period be extended without the prior written consent of Franchisee.

16.03        Subject to the provisions of Section 16.06, all rights and remedies of either party shall be cumulative, and not exclusive, of any other right or remedy described herein or available at law or in equity. The expiration or termination of this Agreement shall not release any party from any liability or obligation then accrued or any liability or obligation continuing beyond, or arising from, such expiration or termination. Nothing in this Agreement shall impair either party’s right to obtain injunctive or other equitable relief.

16.04       The failure of any party to exercise any right or remedy or to enforce any obligation, covenant or agreement herein shall not constitute a waiver by, or estoppel of, that party’s right to any of the remedies described herein including, without limitation, to enforce strict compliance with any such obligation, covenant or agreement. No custom or practice shall modify or amend this Agreement. The waiver of, or failure or inability of any party to enforce, any right or remedy shall not impair that party’s rights or remedies with respect to subsequent Events of Default of the same, similar or different nature. The delay, forbearance or failure of any party to exercise any right or remedy in connection with any Event of Default or default by other franchisees shall not affect, impair or constitute a waiver of such party’s rights or remedies herein. Acceptance of any Payment shall not waive any Event of Default.

16.05       Franchisee and each Principal shall, jointly and severally, pay all costs and expenses (including reasonable fees of attorneys and other engaged professionals) incurred by Friday’s in successfully enforcing, or obtaining any remedy arising from the breach of, this Agreement. The existence of any claims, demands or actions which Franchisee or any Principal may have against Friday’s, whether arising from this Agreement or otherwise, shall not constitute a defense to Friday’s enforcement of Franchisee’s or any Principal’s representations, warranties, covenants, agreements or obligations herein.

16.06       IN THE EVENT OF A DISPUTE BETWEEN THEM WHICH IS NOT SUBJECT TO, NOR ARISES UNDER, SECTION 18, FRIDAY’S, FRANCHISEE AND PRINCIPALS HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO OR CLAIM FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, BUT SPECIFICALLY EXCLUDING, HOWEVER, DAMAGES TO THE REPUTATION AND GOODWILL ASSOCIATED WITH AND/OR SYMBOLIZED BY THE PROPRIETARY MARKS) AGAINST THE OTHER ARISING OUT OF ANY CAUSE WHATSOEVER (WHETHER SUCH CAUSE BE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE) AND AGREE THAT EACH SHALL BE LIMITED TO THE RECOVERY OF ANY DIRECT DAMAGES SUSTAINED BY IT. IF ANY OTHER TERM OF THIS AGREEMENT IS FOUND OR DETERMINED TO BE UNCONSCIONABLE OR UNENFORCEABLE FOR ANY REASON, THE FOREGOING PROVISION SHALL CONTINUE IN FULL FORCE AND EFFECT.

17.	OBLIGATIONS UPON TERMINATION OR EXPIRATION; RENEWAL OPTION

17.01       Upon any termination or expiration of this Agreement, (or any Renewal Franchise Agreement if the renewal option described in Section 17.09 has been exercised), and subject to Section 2.A of the Development Agreement (if then in effect), Friday’s may establish, or authorize others to establish, T.G.I. Friday’s® Restaurants in the Restricted Area.

17.02       Upon any termination or expiration of this Agreement, (or any Renewal Franchise Agreement if the renewal option described in Section 17.09 has been exercised), all rights granted to Franchisee herein shall terminate and Franchisee shall:

A.     immediately cease to operate the Restaurant under the System;

B.     immediately cease to use (subject to Franchisee’s rights under other franchise agreements executed pursuant to the Development Agreement, if then in effect) (i) any Confidential Information; (ii) the System and the Standards; and (iii) the Proprietary Marks and other distinctive signs, symbols and devices associated with the System;

C.     immediately deliver to Friday’s all Confidential Information and all copies thereof (without regard to form or format), and all records, files, instructions, correspondence, and all other materials related to operating the Restaurant, retaining copies thereof only as reasonably required to comply with law; and

D.     cancel any assumed name or equivalent registration which contains any of the Proprietary Marks or any other name, service mark or trademark of Friday’s or TGIFM.

Franchisee shall furnish evidence of compliance with these obligations within five (5) days after any termination or expiration hereof.

17.03       A.    Franchisee grants to Friday’s the option, exercisable by giving written notice within thirty (30) days after any termination or expiration of this Agreement, (or any Renewal Franchise Agreement if the renewal option described in Section 17.09 has been exercised), to acquire (i) Franchisee’s rights and obligations under the Occupancy Contract, or (ii) Franchisee’s right, title, and interest in or to the Site (if Franchisee owns or possesses such right, title or interest other than rights as a tenant), together (in each instance) with the Furnishings, at fair market value (based on the going-concern value as a T.G.I. Friday’s® Restaurant), free and clear of all liens, encumbrances or claims, and subject to such other terms and conditions as are usual and customary for such acquisitions.

B.    Without regard to whether Friday’s exercises the option set forth in Section 17.03.A., Franchisee grants to Friday’s the further option, to be exercised by giving written within thirty (30) days after termination or expiration of this Agreement, (or any Renewal Franchise Agreement if the renewal option described in Section 17.09 has been exercised), to purchase all or any portion of the items described in Section 17.04.A (1)-(4) and (5), at fair market value, free and clear of all liens, encumbrances or claims, and subject to such other terms and conditions as are usual and customary for such acquisitions.

C.    If Friday’s does not exercise its option under Section 17.03.A, Friday’s shall have and is hereby granted a right of first refusal with respect to the sale by Franchisee of all or any portion of the Furnishings, Franchisee shall promptly notify Friday’s of any proposed sale of the Furnishings and shall provide such information and documents relating thereto as Friday’s may require. Within thirty (30) days after receipt of such notice, information and documents, Friday’s may notify Franchisee that it intends to exercise its right of first refusal with regard to the Furnishings upon the same terms and conditions. If such transaction shall not be consummated within a reasonable period of time after Friday’s has given such notice, then Friday’s right of first refusal under this Section shall be a continuing right and failure to exercise such right shall not constitute a waiver of any other provision of this Agreement, including such right of first refusal with respect to future offers.

D.     If Friday’s exercises its option under Section 17.03.A but the parties cannot agree on the fair market value of Franchisee’s right, title, or interest in and to the Site and the Furnishings within fifteen (15) days of the exercise of such option(s), Friday’s shall notify Franchisee of its designation of an appraiser to determine such fair market value. Within fifteen (15) days of such notice, Franchisee shall designate, by written notice to Friday’s, an appraiser and such appraisers shall select a third appraiser. If either party fails to so designate an appraiser, the appraiser designated by the other party within such period shall be the sole appraiser. The appraisers shall agree upon the fair market value of the Site and the Furnishings or both, whichever shall apply, within fifteen (15) days after the appointment of the last of the appraisers to be so appointed. A decision by a majority of the appraisers shall control. Appraisal costs shall be borne equally by Friday’s and Franchisee. In the event Friday’s elects to proceed with all or any part of such acquisition, said acquisition shall be completed not later than thirty (30) days after the fair market value is established by agreement or by decision of the appraisers. The purchase price, less any sums otherwise due Friday’s from Franchisee, shall be paid to Franchisee at a closing which shall take place at Friday’s offices, or such other location as shall be mutually agreed to by the parties. At such closing, the parties shall execute such instruments of conveyance and/or transfer as reasonably required by Friday’s. If Friday’s exercises its option under Section 17.03.A, possession of the Site shall transfer immediately upon closing.

17.04       A.     If Friday’s does not exercise its option to acquire the Occupancy Contract or Franchisee’s right, title and interest in and to the Site, Franchisee shall within thirty (30) days after the expiration of Friday’s option make such alterations to the Restaurant as may be necessary, in Friday’s reasonable judgment, to distinguish the appearance of the Site from that of other T.G.I. Friday’s® Restaurants in the System including, but not be limited to:

(1)     removal of decorative memorabilia, including wall hangings, the racing scull, gas pumps or street lamps and brass railings;

(2)     removal of stained glass and Tiffany lamps and chandeliers;

(3)     removal of proprietary phone booth;

(4)     removal of red and white striped outside awnings;

(5)     removal or painting of interior awnings and exterior and interior walls to a solid color other than a color specified in the Standards; and

(6)     removal of signage.

B.   If Friday’s does not elect to purchase all or any portion of the Furnishings which bear any Proprietary Mark or are otherwise proprietary in nature, Franchisee shall dispose of such Furnishings only in a manner to which Friday’s has given consent within the same period of time as required under this Section for the removal of all other Furnishings.

17.05       Subsequent to any termination or expiration of this Agreement (or any Renewal Franchise Agreement, if the renewal option described in Section 17.09 has been exercised), Franchisee shall not (i) use of the Proprietary Marks or any reproduction, counterfeit, copy or colorable imitation of any of the Proprietary Marks which could cause confusion, mistake or deception as to source of origin or which could dilute Friday’s or TGIFM’s rights in and to any of the Proprietary Marks; (ii) utilize any designation of origin, description or representation which suggests an association or connection with Friday’s; or (iii) utilize the System or any part thereof.

17.06       Until all Payments are made and any damages, costs or expenses incurred or suffered by Friday’s have been paid, Friday’s shall have, and Franchisee shall be deemed to have granted, a lien against any and all of the Furnishings and Franchisee’s interest in the Occupancy Contract and Site.

17.07       Franchisee and each Principal shall, jointly and severally, pay all costs and expenses (including reasonable fees of attorneys and other engaged professionals) incurred by Friday’s in connection with the successful enforcement of this Section 17. In the event Franchisee fails to comply with this Section 17, Friday’s may enter upon the Site, without being guilty of trespass or otherwise liable, for the purpose of carrying out Franchisee’s obligations in this Section 17 at Franchisee’s expense.

17.08       Franchisee will, at the option of Friday’s, assign to Friday’s all rights to: (i) the telephone numbers of the Restaurant and any related and other business listings; and (ii) all e-mail addresses, URLs, domain names, Internet listings, and Internet accounts related to the Restaurant upon the termination or expiration of this Agreement. Furthermore, Franchisee will execute any forms or documents that Friday’s considers necessary to appoint Friday’s as Franchisee’s attorney-in-fact with full power and authority for the sole purpose of assigning these rights to Friday’s.

17.09       This Agreement shall not automatically renew upon the expiration of the Term. Franchise shall have an option to renew the Term of this Agreement for a Renewal Term, if, and only if, each of the following terms and conditions has been fully met to the reasonable satisfaction of Friday’s (“Renewal Compliance). If Renewal Compliance is not achieved prior to the expiration of the Term, Franchisee shall not be entitled to continue the operation of the Restaurant beyond the expiration of the Term, it being understood that Renewal Compliance is a condition to the effectiveness of any Renewal Franchise Agreement and the Renewal Term.

A.    Franchisee must give Friday’s written notice of its election to renew the term of this Agreement no later than one (1) year, but no earlier than three (3) years, prior to the expiration of the Term of this Agreement.

B.     Franchisee must deliver evidence of Control of the Real Estate for the Renewal Term.

C.     Franchisee must satisfy all of Friday’s then-current financial requirements (including the analysis of net worth, debt-to-equity ratios and capitalization) for a new franchisee. Franchisee must submit certified financial statements for the fiscal year preceding the Renewal Election Date prepared by a Certified Public Accountant, supported by income tax returns and such other documentation as is reasonably requested by Friday’s. If a Principal’s individual net worth is used to satisfy all or a portion of the financial requirements for the Franchisee, the Principal must submit a current certified financial statement.

D.     Franchisee must have satisfied all monetary obligations owed to Friday’s and its Affiliates, have timely met those obligations for the two year period prior to the Renewal Election Date and continue to timely meet those obligations throughout the balance of the Term.

E.     Franchisee, during the Term of this Agreement, at the Renewal Election Date and throughout the balance of the Term, must not be in default of and must have operated the Restaurant substantially in accordance with the terms of this Agreement and the standards, specifications and procedures of the System as set forth and described in each of the Operating Manuals otherwise.

F.     The entire Restaurant facility, interior and exterior, must be brought up to then-current System standards (the “Facility and Equipment Upgrades”) and reflect an acceptable System image. As part of the Facility and Equipment Upgrades, Franchisee must (i) repair, upgrade or replace, at Franchisee’s expense, such equipment, signage, interior and exterior décor items, fixtures, furnishings, supplies, computers and other technology-driven systems, including hardware and software, products and materials (collectively, “Equipment”), required for the operation of the Restaurant as Friday’s may reasonably require, (ii) obtain any new or additional Equipment reasonably required by Friday’s in order for Franchisee to meet then-current System standards or to provide the Restaurant’s services by alternative means such as through carry-out or delivery, and (iii) otherwise modernize the Restaurant to reflect the then-current System standards and image.

G.     Franchisee must submit to Friday’s all standard form information and documentation reasonably requested by Friday’s as a basis for the issuance and consummation of a franchise. Franchisee, each of Franchisee’s Principals and Friday’s must execute a Mutual General Release relating to this Agreement and the Restaurant.

H.     Franchisee must pay a franchise fee for the Renewal Term equal to fifty percent (50%) of the franchise fee being charged by Friday’s, at the time the Renewal Franchise Agreement is issued, for a new franchise to a multi-unit developer having opened more than two restaurants.

I.     Franchisee must execute and deliver to Friday’s, prior to the expiration of the Term, the then-current form of franchise agreement for the Renewal Term. The renewal franchise agreement (the “Renewal Franchise Agreement”) shall be on the standard form of franchise agreement being issued to new franchisees entering the System at the time such Renewal Franchise Agreement is issued. The royalties payable under the Renewal Franchise Agreement shall be calculated at the same royalty rate and under the same terms as set forth in this Agreement.

18.	INDEMNIFICATION

A.     Franchisee and each Principal will, at all times, indemnify and hold Friday’s harmless, to the fullest extent permitted by law, from all “losses and expenses” (as defined below) incurred in connection with any action, suit, proceeding, claim, demand, investigation or inquiry (formal or informal), or any settlement thereof (whether or not a formal proceeding or action has been instituted) which arises out of or is based upon any of the following:

(1)     The infringement, alleged infringement, or any other violation or alleged violation by Franchisee or any Principal of any patent, mark or copyright or other proprietary right owned or controlled by third parties.

(2)     The violation, breach or asserted violation or breach by Franchisee or any Principal of any contract, federal, state or local law, regulation, ruling, standard or directive or any industry standard.

(3)     Libel, slander or any other form of defamation of Friday’s or the System, by Franchisee or any Principal.

(4)     The violation or breach by Franchisee or any Principal of any warranty, representation, agreement or obligation in this Agreement.

(5)     Acts, errors or omissions of Franchisee or any of its agents, servants, employees, contractors, partners, affiliates or representatives.

(6)     The actual or alleged negligence or gross negligence of Friday’s in its capacity as Franchisor.

B.     Franchisee and each Principal agree to give Friday’s immediate notice of any such action, suit, proceeding, claim, demand, inquiry or investigation.

C.     Friday’s shall at all times have the absolute right to retain counsel of its own choosing in connection with any action, suit, proceeding, claim, demand, inquiry or investigation. Friday’s shall at all times have the absolute right to investigate any action, suit proceeding, claim or demand itself.

D.     Franchisee and each Principal shall indemnify Friday’s for its attorneys’ fees, expenses, and costs incurred in connection with the exercise of Friday’s rights under Section 18.C. This provision shall not be construed so as to limit or in any way affect Franchisee’s indemnity obligations pursuant to the other provisions of Section 18.

E.     In the event that Friday’s exercise of its rights under Section 18.C. actually results in Franchisee’s insurer with respect to insurance required to be maintained by Franchisee pursuant to Section 11 (hereinafter, the “Insurer”) refusing to pay on a third party claim, all causes of action and legal remedies which Franchisee might have against the Insurer shall be automatically assigned to Friday’s without the need for any further action on Friday’s or Franchisee’s part. For the purposes of Section 18.01, “actually results” means that, but for Friday’s exercise of its rights under Section 18.C. the Insurer would not have refused to pay on said third-party claim.

F.    In the event that Friday’s exercise of its rights under Section 18.C. actually results in the Insurer refusing to pay on a third-party claim, Franchisee shall not be required to indemnify Friday’s for the latter’s attorneys’ fees, expenses and costs incurred in connection with that claim.

G.   In the event that the Insurer subsequently reverses its previous decision to not pay a claim, by in fact paying that claim, Franchisee shall be required to indemnify Friday’s for the latter’s attorneys’ fees, expenses and costs incurred in connection with that claim, just as if the Insurer had never denied the claim.

H.   In the event that Franchisee encourages, requests, or suggests that the Insurer deny a claim, Franchisee shall indemnify Friday’s for its attorneys’ fees, expenses and costs in connection with that claim.

I.    Subject to the provisions of Section 18.B. above, in order to protect persons or property, or its reputation or goodwill, or the reputation or goodwill of others, Friday’s may, at any time and without notice, as it, in its judgment deems appropriate, consent or agree to settlements or take such other remedial or corrective action as it deems expedient with respect to the action, suit, proceeding, claim, demand, inquiry or investigation if, in Friday’s sole judgment, there are reasonable grounds to believe that:

(1)     any of the acts or circumstances enumerated in Section 18.A. above have occurred; or

(2)     any act, error, or omission of Franchisee or any Principal may result directly or indirectly in damage, injury or harm to any person or any property.

J.     In addition to their indemnity obligations under Section 18.D. Franchisee and each Principal shall indemnify Friday’s for any and all losses, compensatory damages, exemplary or punitive damages, fines, charges, costs, expenses, lost profits, settlement amounts, judgments, compensation for damages to the Friday’s reputation and goodwill, costs of or resulting from delays, financing, costs of advertising material and media time/space, and costs of changing, substituting or replacing the same, and any and all expenses of recall, refunds, compensation, public notices and other such amounts incurred in connection with the matters described, which result from any of the items set forth in Section 18.A.

K.     Friday’s does not assume any liability whatsoever for acts, errors, or omissions of those with whom Franchisee or any Principal may contract, regardless of the purpose. Franchisee and each Principal shall hold harmless and indemnify Friday’s for all losses and expenses which may arise out of any acts, errors or omissions of these third parties.

L.     Under no circumstances shall Friday’s be required or obligated to seek recovery from third parties or otherwise mitigate its losses in order to maintain a claim against Franchisee or any Principal. Franchisee and each Principal agree that the failure to pursue such recovery or mitigate loss will in no way reduce the amounts recoverable by Friday’s from Franchisee or any Principal.

M.     Notwithstanding anything to the contrary contained in this Agreement, Franchisee is not required to indemnify Friday’s with regard to any infringement, alleged infringement or other violation or alleged violation by Franchisee or any Principal of any patent, mark, or copyright or other proprietary right owned or controlled by a third party, arising in connection with the use of the Proprietary Marks and System franchised to Franchisee when used in the manner authorized and required by Friday’s pursuant to this Agreement. In the event Franchisee is involved in such an action, Friday’s agrees to indemnify Franchisee and Principals in connection with the defense thereof, and to indemnify and hold Franchisee and Principals harmless from any and all losses, damages, claims, liabilities, expenses, including attorney’s fees (prior to litigation, during litigation, and on appeal) and all costs (whether taxed or not taxed) in connection with proceedings regarding the same. Franchisee shall give notice to Friday’s of any such claim no later than fifteen (15) days after Franchisee becomes aware of same or is given notice thereof. This indemnity shall be inoperative to the extent that failure to have timely provided such notice to Friday’s materially impairs Friday’s ability to defend any such claim, in whole or in part, or to minimize the costs of this indemnity. Franchisee shall not be required to defend Friday’s with regard to Franchisee’s utilization pursuant to this Agreement of the Proprietary Marks and System provided such utilization is in strict compliance with that authorized and required by Friday’s pursuant to this Agreement.

19.	NOTICES

All notices required or desired to be given hereunder shall be in writing and shall be sent by personal delivery, expedited delivery service, facsimile or certified mail, return receipt requested to the following addresses (or such other addresses as designated pursuant to this Section 19):

if to Friday’s:	TGI Friday’s Inc.
Attention: General Counsel
4201 Marsh Lane
Carrollton, Texas 75007
Facsimile No.: (972) 662-5636

if to Franchisee or any Principal:	Main St. California, Inc.
Attention: Bill Shrader
5050 North 40th Street
Suite 200
Phoenix, Arizona 85018
Facsimile No.: (602) 852-0001

Notices posted by personal delivery, expedited service or given by facsimile shall be deemed given the next business day after transmission. Notices posted by certified mail shall be deemed received three (3) Business Days after the date of posting. Any change in the foregoing addresses shall be effected by giving fifteen (15) days written notice of such change to the other party.

20.	FORCE MAJEURE

No party shall be liable for any inability to perform resulting from acts of God or other causes (other than financial inability or insolvency) beyond their reasonable control; provided, however, that nothing herein shall excuse or permit any delay or failure (i) to remit any Payment on the date due or (ii) for more than one-hundred eighty (180) days. The party whose performance is affected by an event of force majeure shall, within three (3) days of the occurrence of such event, give notice thereof to the other party setting forth the nature thereof and an estimate of its duration. The foregoing not withstanding, if, through no fault of Franchisee, the Restaurant is damaged or destroyed by an event such that it cannot, in Friday’s judgment, reasonably be restored within ninety (90) days thereafter, then Franchisee may, within sixty (60) days after such event, apply for Friday’s consent to relocate and/or reconstruct the Restaurant, which consent shall not be unreasonably withheld. If franchisee fails to make such application, this Agreement shall be deemed terminated for cause.

21.	SEVERABILITY

21.01       Should any term, covenant or provision hereof, or the application thereof, be determined by a valid, final, non-appealable order to be invalid or unenforceable, the remaining terms, covenants or provisions hereof shall continue in full force and effect without regard to the invalid or unenforceable provision. In such event such term, covenant or provision shall be deemed modified to impose the maximum duty permitted by law and such term, covenant on provision shall be valid and enforceable in such modified form as if separately stated in and made a part of this Agreement. Notwithstanding the foregoing, if any term hereof is so determined to be invalid or unenforceable and such determination adversely affects, in Friday’s reasonable judgment, Friday’s ability to realize the principal purpose of the Agreement or preserve its or TGIFM’s rights in, or the goodwill underlying, the Proprietary Marks, the System, or the Confidential Information, Friday’s may terminate this Agreement upon notice to Franchisee.

21.02       Captions in this Agreement are for convenience only and shall not affect the meaning or construction of any provision hereof.

22.	INDEPENDENT CONTRACTOR

22.01       Franchisee is an independent contractor. Friday’s does not operate the Franchisee’s business. Nothing herein shall create the relationship of principal and agent, legal representative, joint ventures, partners, employee and employer or master and servant between the parties. No fiduciary duty is owed by, or exists between, the parties. Franchisee shall hold itself out to the public to be an independent contractor operating the business pursuant to a franchise from Friday’s.

22.02        Nothing herein authorizes Franchisee or any Principal to make any contract, agreement, warranty or representation or to incur any debt or obligation in Friday’s name.

23.	DUE DILIGENCE AND ASSUMPTION OF RISK

23.01       Franchisee and each Principal (i) have conducted such due diligence and investigation as each desires; (ii) recognize that the business venture described herein involves risks; and (iii) acknowledge that the success of such business venture is dependent upon the abilities of Franchisee and Principals. EXCEPT AS PROVIDED IN ITEM 19 OF FRIDAY’S UNIFORM FRANCHISE OFFERING CIRCULAR FOR THE SALE OF T.G.I. FRIDAY’S® RESTAURANTS IN EFFECT ON THE DATE OF THIS AGREEMENT, FRIDAY’S EXPRESSLY DISCLAIMS THE MAKING OF, AND FRANCHISEE AND EACH PRINCIPAL ACKNOWLEDGE THAT THEY HAVE NOT RECEIVED OR RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE POTENTIAL PERFORMANCE OR VIABILITY OF THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT.

23.02       Franchisee and each Principal have received, read and understand this Agreement, the documents referred to herein and the Attachments and Schedules hereto. Franchisee and each Principal have had ample time and opportunity to consult with their advisors concerning the potential benefits and risks of entering into this Agreement.

24.	MISCELLANEOUS

24.01       Time is of the essence to this Agreement.

24.02       There are no third party beneficiaries to this Agreement except for the acknowledgments and agreements contained in Section 9, the remedy provided for breach of Franchisee’s or any Principal’s covenant contained in Section 13.03.C.(1), the provision for liquidated damages contained in Section 16.01.C.(3) and the rights and remedies provided for in Exhibit B.

24.03       This Agreement may be executed in any number of counterparts each of which when so executed shall be an original, but all of which together shall constitute one (1) and the same instrument.

24.04       Franchisee and each Principal acknowledge that each has been offered certain products and services in connection herewith and understands that System franchisees are free to obtain these and any other products or services used in the operation of the Restaurant from sources of their own choosing, subject only to compliance with the Standards and the requirements of Sections 6.07, 6.08, 7.07 and 7.09.

24.05       All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, unless otherwise suggested by the text.

24.06       This Agreement will become effective only upon execution hereof by the President or a Vice President of Friday’s.

24.07      Franchisee and each Principal acknowledge that each has received a complete copy of this Agreement, the documents referred to herein and the Attachments hereto at least five (5) business days prior to the date on which this Agreement was executed. Franchisee and each Principal further acknowledge that each has received the disclosure document required by the Trade Regulation Rule of the Federal Trade Commission entitled “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures” at least ten (10) business days prior to the date on which this Agreement was executed.

25.	CHOICE OF LAW; JURISDICTION; VENUE

25.01       FRANCHISEE AND ITS PRINCIPALS ACKNOWLEDGE THAT FRIDAY’S MAY GRANT NUMEROUS FRANCHISES THROUGHOUT THE UNITED STATES ON TERMS AND CONDITIONS SIMILAR IN CERTAIN MATERIAL RESPECTS TO THOSE SET FORTH IN THIS AGREEMENT, AND THAT IT IS OF MUTUAL BENEFIT TO FRANCHISEE AND ITS PRINCIPALS AND TO FRIDAY’S THAT THESE TERMS AND CONDITIONS BE UNIFORMLY INTERPRETED. THEREFORE, THE PARTIES AGREE THAT TEXAS LAW (EXCEPT FOR TEXAS CHOICE OF LAW RULES) SHALL APPLY TO ALL MATTERS ARISING UNDER OR RELATING TO THIS AGREEMENT, INCLUDING THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT AND SHALL GOVERN ALL QUESTIONS WHICH ARISE WITH REFERENCE TO THIS AGREEMENT OR THE RELATIONSHIP OF FRIDAY’S TO FRANCHISEE AND ITS PRINCIPALS.

25.02       THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT SHALL BE PERFORMED IN SUBSTANTIAL PART IN DALLAS COUNTY, TEXAS. THE PARTIES THEREFORE AGREE THAT ANY CLAIM, CONTROVERSY OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PERFORMANCE THEREOF WHICH CANNOT BE AMICABLY SETTLED, EXCEPT AS OTHERWISE PROVIDED HEREIN, SHALL BE RESOLVED BY A PROCEEDING IN A COURT IN DALLAS COUNTY, TEXAS, AND FRANCHISEE AND PRINCIPALS EACH IRREVOCABLY ACCEPT AND SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS LOCATED IN DALLAS COUNTY, TEXAS FOR SUCH CLAIMS, CONTROVERSIES OR DISPUTES; PROVIDED, HOWEVER, WITH RESPECT TO ANY ACTION WHICH INCLUDES INJUNCTIVE RELIEF, OR ANY ACTION FOR THE RECOVERY OF ANY PROPERTY, REAL OR PERSONAL, FRIDAY’S MAY BRING SUCH ACTION IN ANY STATE WHICH HAS JURISDICTION.

26.	ENTIRE AGREEMENT

This Agreement and the Addenda, Exhibits and Schedules hereto constitute the entire agreement between Friday’s, Franchisee and the Principals concerning the subject matter hereof. All prior agreements, discussions, representations, warranties and covenants are merged herein. THERE ARE NO WARRANTIES, REPRESENTATIONS, COVENANTS OR AGREEMENTS, EXPRESS OR IMPLIED, BETWEEN THE PARTIES CONCERNING THE SUBJECT MATTER HEREOF, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED COVENANT OF GOOD FAITH AND FAIR DEALING, EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.  EXCEPT THOSE PERMITTED TO BE MADE UNILATERALLY BY FRIDAY’S HEREUNDER, NO AMENDMENT, CHANGE OR VARIANCE FROM THIS AGREEMENT SHALL BE BINDING ON EITHER PARTY UNLESS MUTUALLY AGREED TO BY FRIDAY’S AND FRANCHISEE AND MANUALLY EXECUTED AND AFFIXED BY BOTH PARTIES TO A WRITTEN AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

TGI FRIDAY’S INC.		MAIN ST. CALIFORNIA, INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Each Principal acknowledges, covenants and represents as follows:

(1)     each has read the terms and conditions of this Agreement;

(2)     each is a “Principal” as described in this Agreement;

(3)     each is the owner of and has the right to vote the percent of the Securities of Franchisee indicated next to the signature below of each Principal;

(4)     each makes all of the representations, warranties, covenants and agreements of the Franchisee (including liability to make Payments) and a Principal set forth in this Agreement (including, without limitation, the covenants and agreements concerning Transfer, non-competition and maintenance of Confidential Information) and is obligated to perform thereunder;

(5)    each individually, jointly and severally, irrevocably and unconditionally guarantees that all of Franchisee’s obligations under the terms and conditions of this Agreement will be timely paid and performed;

(6)     each acknowledges that Friday’s may, without notice to Principals, waive, renew, extend, modify, amend or release any indebtedness or obligation of Franchisee, or settle, adjust, or compromise any claims against Franchisee;

(7)     each waives all demands and notices of every kind with respect to this guaranty including, without limitation, notice of presentment, demand for payment or performance by Franchisee, notice of any default by Franchisee or any guarantor, and notice of any release of any guarantor or other security for this Agreement or the obligations of Franchisee, and each acknowledges that Friday’s may pursue its rights against Principals without first exhausting its remedies against Franchisee and without joining any other guarantor hereto, and no delay on the part of Friday’s in the exercise of any right or remedy shall operate as a waiver of such right or remedy;

(8)     each has derived and expects to derive financial or other benefit, directly or indirectly, from this Agreement and the transaction described herein;

(9)     each acknowledges that its execution of this Agreement, and its undertakings and agreements herein, have induced Friday’s to enter into the transactions described herein, and to execute, this Agreement;

(10)    each consents to and shall be bound by any amendment of this Agreement made by Friday’s and Franchisee pursuant to the terms hereof; and

(11)    each has executed, concurrent herewith, the Guaranty Agreement in Exhibit B.

PRINCIPAL	Securities
Voting %

MAIN STREET RESTAURANT GROUP, INC.

By:	100%
Name:
Title:

ADDENDUM A TO FRANCHISE AGREEMENT

COVENANT AND AGREEMENT FOR CONFIDENTIALITY

This agreement (“Agreement”) is made by Main Street Restaurant Group, Inc., a corporation organized under the laws of the state of Delaware (“Principal”), and TGI Friday’s Inc., a corporation organized under the laws of the state of New York (“Friday’s”), in connection with that certain Franchise Agreement dated _________________, _____ (the “Franchise Agreement”), by and between Friday’s and Main St. California, Inc. (“Franchisee”).

WHEREAS, Friday’s and Franchisee have entered into the Franchise Agreement; and

WHEREAS, the Confidential Information provides economic advantages to Friday’s and is not generally known to, and not legally available to, third parties; and

WHEREAS, Friday’s has taken and intends to take all steps necessary to maintain the confidentiality of the Confidential Information; and

WHEREAS, Principal will receive, and desires to receive, the Confidential Information in his capacity as a Principal of Franchisee; and

WHEREAS, this Agreement is executed and delivered pursuant to Section 8.05 of the Franchise Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, Principal and Friday’s agree as follows:

1.    Capitalized terms used herein and not otherwise defined shall have the meanings attributed to them in the Franchise Agreement.

2.    Friday’s shall disclose to Principal some or all of the Confidential Information which may be utilized by Principal solely (a) in his capacity as a Principal of Franchisee and (b) in connection with Franchisee’s performance of its duties and obligations pursuant to the Franchise Agreement. No other use or disclosure of any of the Confidential Information shall be made by Principal. Principal acknowledges and agrees that Friday’s or TGIFM is the exclusive owner of the Confidential Information, the System and the Proprietary Marks. Principal shall not, directly or indirectly, contest or impair Friday’s or TGIFM’s ownership of, or interest in, the Confidential Information, the System or the Proprietary Marks.

3.   Principal shall receive the Confidential Information in strict confidence. The Confidential Information may be utilized by Principal only (a) so long as Principal remains a Principal of Franchisee and (b) during the Term. The Confidential Information shall not be used in any manner that is adverse or detrimental to, or competitive with, Friday’s, TGIFM or Franchisee. Except as permitted pursuant to the Franchise Agreement or this Agreement, the Confidential Information shall not, without the prior written consent of Friday’s, be (i) copied, (ii) compiled (in total or in part) with other information, or (iii) disclosed to any third party.

4.  Principal shall not communicate, disclose or use the Confidential Information, or any part thereof, except as (a) permitted herein, or (b) required by law. The Confidential Information may be disclosed to Principal’s agents, consultants, contractors and employees who need to know the Confidential Information for the sole purpose of providing services to Principal in his capacity as a Principal of Franchisee. Prior to such disclosure of any Confidential Information, each of such agents, consultants, contractors and employees shall (a) be advised by Principal of the confidential and proprietary nature of the Confidential Information and (b) agree to be bound by the terms and conditions of this Agreement. Notwithstanding such agreement, Principal shall indemnify the Friday’s Indemnitees from and against any damages, costs (including reasonable fees of attorneys and other engaged professionals) and expenses resulting from any disclosure or use of the Confidential Information, or any part thereof, by such agents, representatives or employees contrary to the terms hereof.

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5.   In the event Principal or Principal’s agents, representatives, or employees receive notice of any request, demand or order to transfer or disclose all or any portion of the Confidential Information, Principal shall immediately notify Friday’s thereof, and shall fully cooperate with and assist Friday’s in prohibiting or denying any such transfer or disclosure. Should such transfer or disclosure be required by a valid, final, non-appealable court order, Principal shall fully cooperate with and assist Friday’s in protecting the confidentiality of the Confidential Information to the maximum extent permitted by law.

6.       Immediately upon Friday’s request or upon any termination or expiration of the Term, Principal shall return the Confidential Information including, without limitation, that portion of the Confidential Information which consists of analyses, compilations, studies or other documents containing or referring to any part of the Confidential Information, prepared by Principal, its agents, representatives or employees, and any copies thereof.

7.        Each of the representations, warranties, covenants, acknowledgments and agreements of Principal, and the rights and remedies of Friday’s in connection therewith, contained in the Franchise Agreement including, without limitation, those contained in Sections 8, 9, 13.03.C, 14.02, 14.03, 14.04 and 16 of the Franchise Agreement, are incorporated in this Agreement by reference as if fully set forth. In connection with Friday’s enforcement of such rights and remedies (or other rights and remedies of Friday’s under this Agreement), any court of competent jurisdiction selected by Friday’s shall have personal jurisdiction over Principal, to which jurisdiction Principal irrevocably consents. The parties agree that to the extent the law of the State of Texas is held enforceable, Texas law shall apply to the interpretation and construction of this Agreement (except for Texas choice of law rules) and shall govern all questions which arise with reference hereto.

8.        Friday’s may, in addition to pursuing any other remedies, specifically enforce such obligations, covenants and agreements or obtain injunctive or other equitable relief in connection with the violation or anticipated violation of such obligations, covenants and agreements without the necessity of showing (i) actual or threatened harm; (ii) the inadequacy of damages as a remedy; or (iii) likelihood of success on the merits, and without being required to furnish bond or other security. Nothing in this Agreement shall impair Friday’s right to obtain equitable relief.

9.         Should any term, covenant or provision hereof, or the application thereof, be determined by a valid, final, non-appealable order to be invalid or unenforceable, the remaining terms, covenants or provisions hereof shall continue in full force and effect without regard to the invalid or unenforceable provision. In such event such term, covenant or provision shall be deemed modified to impose the maximum duty permitted by law and such term, covenant or provision shall be valid and enforceable in such modified form as if separately stated in and made a part of this Agreement.

10.        Any of Principal’s agreements, obligations or covenants which contemplate performance thereof after the termination or expiration of this Agreement shall survive such termination or expiration.

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11.        Principal acknowledges and warrants that he has derived and expects to derive financial or other advantage and benefit, directly or indirectly, from the Franchise Agreement, this Agreement and/or the provision of the Confidential Information to Franchisee and/or Principal.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the dates indicated below.

TGI FRIDAY’S INC.		MAIN ST. CALIFORNIA, INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

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ADDENDUM B TO FRANCHISE AGREEMENT

COVENANT AND AGREEMENT FOR CONFIDENTIALITY

This agreement (“Agreement”) is made by [Employee’s Name], an individual residing in the state of _______________ (“Employee”), and Main St. California, Inc., a corporation organized under the laws of the state of Arizona (“Franchisee”), in connection with that certain Franchise Agreement dated ________________, _____, (the “Franchise Agreement”) by and between TGI Friday’s Inc. (“Friday’s”) and Franchisee.

WHEREAS, Friday’s and Franchisee have entered into the Franchise Agreement;

WHEREAS, the Confidential Information provides economic advantages to Friday’s, and is not generally known to, and is not legally available to, third parties;

WHEREAS, Friday’s has taken and intends to take all steps necessary to maintain the confidentiality of the Confidential Information;

WHEREAS, it will be necessary for certain employees of Franchisee to have access to and to use some or all of the Confidential Information in connection with the performance of their job functions related to the development, construction and operation of Restaurants under the System;

WHEREAS, Employee is the [insert title] of Franchisee;

WHEREAS, Employee needs to receive, and desires to receive and use, the Confidential Information in the course of his employment by Franchisee in order to effectively perform his job function;

WHEREAS, the Agreement is executed and delivered pursuant to Section 8.05 of the Franchise Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, Employee and Franchisee agree as follows:

1.    Capitalized terms used herein and not otherwise defined shall have the meanings attributed to them on Annex A hereto.

2.    Franchisee, or Friday’s, acting on behalf of Franchisee, shall disclose to Employee some or all of the Confidential Information which may be utilized by Employee solely (a) in his capacity as the [title] of Franchisee and (b) in connection with Employee’s performance of his job functions. No other use or disclosure of any of the Confidential Information shall be made by Employee. Employee acknowledges and agrees that Friday’s or TGIFM is the exclusive owner of the Confidential Information, the System and the Proprietary Marks. Employee shall not, directly or indirectly, contest or impair Friday’s or TGIFM’s ownership of, or interest in, the Confidential Information, the System or the Proprietary Marks.

3.    Employee shall receive the Confidential Information in strict confidence. The Confidential Information may be utilized by Employee only (a) so long as Employee is employed by Franchisee and (b) during the Term. The Confidential Information shall not be used in any manner that is adverse or detrimental to, or competitive with, Friday’s, TGIFM or Franchisee. Except as permitted pursuant to this Agreement, the Confidential Information shall not, without the prior written consent of Friday’s, be (i) copied, (ii) compiled (in total or in part) with other information, or (iii) disclosed to any third party.

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4.    Employee shall not communicate, disclose or use the Confidential Information, or any part thereof, except as (a) permitted herein, or (b) required by law. The Confidential Information may be disclosed to fellow employees as necessary to train or assist such other employees of Franchisee in the performance of their job functions with respect to the development, construction or operation of a Restaurant. Prior to such disclosure of any Confidential Information, each such employee shall (i) be advised by Employee of the confidential and proprietary nature of the Confidential Information and (ii) agree to be bound by the terms and conditions of this Agreement.

5.     In the event Employee receives notice of any request, demand, or order to transfer or disclose all or any portion of the Confidential Information, Employee shall immediately notify Franchisee thereof, and shall fully cooperate with and assist Friday’s in prohibiting or denying any such transfer or disclosure. Should such transfer or disclosure be required by a valid, final, non-appealable court order, Employee shall fully cooperate with and assist Friday’s in protecting the confidentiality of the Confidential Information to the maximum extent permitted by law.

6.    Immediately upon Friday’s request, upon Employee’s termination of employment with Franchisee, or upon the conclusion of the use for which any Confidential Information was furnished, Employee shall return the Confidential Information including, without limitation, that portion of the Confidential Information which consists of analyses, compilations, studies or other documents containing or referring to any part of the Confidential Information, and any copies thereof, to Franchisee or Friday’s.

7.    In order to protect the goodwill and unique qualities of the System and the confidentiality and value of the Confidential Information, and in consideration of the disclosure to Employee of the Confidential Information, Employee covenants that, during the period of his employment by Franchisee and for a period of one (1) year following termination of such employment, Employee shall not, directly or indirectly:

A.    employ or seek to employ any person (or induce such person to leave his or her employment) who is, or has within one (1) year been, employed (i) by Friday’s or Franchisee; (ii) by any developer or franchisee of Friday’s; or (iii) in any other concept or system owned, operated or franchised by an Affiliate, as a director, officer or in any managerial capacity;

B.  own, maintain, operate or have any interest in any Competing Business;

C.       own, maintain, operate or have any interest in any Competing Business which business is, or is intended to be, located in the county in which the Restaurant is located; or

D.      own, maintain, operate or have any interest in any Competing Business which business is, or is intended to be, located within a radius of three (3) miles of any restaurant which is a part of any concept or system owned, operated or franchised by Friday’s or any Affiliate.

8.    In connection with the enforcement of rights and remedies under this Agreement, any court of competent jurisdiction selected by Franchisee or Friday’s shall have personal jurisdiction over Employee, to which jurisdiction Employee irrevocably consents. THE PARTIES AGREE THAT TO THE EXTENT THE LAW OF THE STATE OF TEXAS IS HELD ENFORCEABLE, TEXAS LAW SHALL APPLY TO THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT (EXCEPT FOR TEXAS CHOICE OF LAW RULES) AND SHALL GOVERN ALL QUESTIONS WHICH ARISE WITH REFERENCE HERETO.

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9.            A.      Employee acknowledges and agrees that (i) Friday’s is a third party beneficiary to this Agreement and (ii) Friday’s exercise of the rights and remedies set forth herein is reasonable.

B.      Franchisee or Friday’s may, in addition to pursuing any other remedies, specifically enforce such obligations and covenants or obtain injunctive or other equitable relief in connection with the violation or anticipated violation of such obligations and covenants without the necessity of showing (i) actual or threatened harm; (ii) the inadequacy of damages as a remedy; or (iii) likelihood of success on the merits, and without being required to furnish bond or other security. Nothing in this Agreement shall impair Franchisee’s or Friday’s right to obtain equitable relief.

C.      With respect to Employee’s breach of the covenants contained in Section 7.A hereof, the affected former employer shall be compensated by Employee for the reasonable costs and expenses incurred by such employer in connection with training such employee. Franchisee and Employee acknowledge that such expenses are impossible to accurately quantify and agree that, as liquidated damages and not as a penalty, an amount equal to such employee’s annual rate of compensation in the final twelve (12) months of employment (or an annualized rate if employed for a shorter period) by such former employer shall be paid by Employee to the former employer at such time as such employee commences employment.

10.    Should any term, covenant or provision hereof, or the application thereof, be determined by a valid, final, non-appealable order to be invalid or unenforceable, the remaining terms, covenants or provisions hereof shall continue in full force and effect without regard to the invalid or unenforceable provision. In such event, such term, covenant or provision shall be deemed modified to impose the maximum duty permitted by law and such term, covenant or provision shall be valid and enforceable in such modified form as if separately stated in and made a part of this Agreement.

11.    Any of Employee’s agreements, obligations or covenants which contemplate performance thereof after the termination or expiration of this Agreement shall survive such termination or expiration.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the dates indicated below.

EMPLOYEE	MAIN ST. CALIFORNIA, INC.

By:
Name:	Name:
Date:	Title:
Date:

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Annex A to Covenant and Agreement for Confidentiality

Affiliate - Carlson Restaurants Worldwide Inc., or any subsidiary thereof or any subsidiary of TGI Friday’s Inc.

Commencement Date - _____________, _____.

Competing Business - a restaurant business or bar/restaurant offering the same or similar products and services as offered by restaurants in the System or restaurants in any other concept or system owned, operated or franchised by Friday’s or any Affiliate, including, without limitation, waiter/waitress service, sit-down dining and bar services.

Confidential Information - the System, the Development Manual, the Manuals, other manuals, the Standards, written directives and all drawings, equipment, recipes, computer and point of sale programs (and output from such programs); and any other information, know-how, techniques, material and data imparted or made available by Friday’s which is (i) designated as confidential; (ii) known by Franchisee or Employee to be considered confidential by Friday’s; or (iii) by its nature herein or reasonably considered confidential.

Development Manual - Friday’s manual, as amended from time to time, describing (generally) the procedures and parameters required for the development of T.G.I. Friday’s® Restaurants.

Indemnitees - Friday’s, its directors, officers, employees, agents, shareholders, affiliates, successors and assigns and the respective directors, officers, employees, agents, shareholders and affiliates of each.

Manuals - Friday’s confidential operating manuals, as amended from time to time by Friday’s, which contain the instructions, requirements, Standards, specifications, methods and procedures for the operation of the Restaurant including (i) those relating to the selection, purchase, service and sale of all products being sold at the Restaurant; (ii) those relating to the maintenance and repair of the Restaurant, buildings, grounds, equipment, signs, interior and exterior decor items, fixtures and furnishings; and (iii) those relating to employee apparel and dress, accounting, bookkeeping, record retention and other business systems, procedures and operations.

Proprietary Marks - certain trademarks, trade names, service marks, emblems and indicia of origin designated by Friday’s from time to time in connection with the operation of Restaurants pursuant to the System in the Territory, including, without limitation, “T.G.I. Friday’s®”, “Friday’s®” and “The American Bistro®”.

Restaurant - a T.G.I. Friday’s® Restaurant developed and operated pursuant to the Franchise Agreement.

Standards - the standards and specifications, as amended from time to time by Friday’s, contained in, and being a part of, the Confidential Information pursuant to which Franchisee shall develop and operate Restaurants in the Territory.

System - a unique, proprietary system developed and owned by Friday’s (which may be modified or further developed from time to time by Friday’s) for the establishment and operation of full-service restaurants under the Proprietary Marks, which includes, without limitation, a distinctive image consisting of exterior and interior design, decor, color scheme and furnishings; special recipes, menu items and full service bar; employee uniform standards, products, services and specifications; procedures with respect to operations and inventory and management control; training and assistance; and advertising and promotional programs.

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Term - the duration of the Franchise Agreement commencing on the Commencement Date and continuing until _______________, 20___, unless sooner terminated.

TGIFM - TGI Friday’s of Minnesota, Inc., a Minnesota corporation and a subsidiary of Friday’s.

T.G.I. Friday’s® Restaurants - restaurants operated in accordance with the System under the Proprietary Marks.

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EXHIBIT A TO FRANCHISE AGREEMENT

COMMENCEMENT DATE AGREEMENT

This Commencement Date Agreement (“Agreement”) is entered into this ____ day of _______________, _____, by and between TGI Friday’s Inc. (“Friday’s”) and Main St. California, Inc. (“Franchisee”).

Whereas, Friday’s and Franchisee have entered into a Franchise Agreement dated ________________, _____ (“Franchise Agreement”) relating to the operation of a T.G.I. Friday’s® Restaurant; and

Whereas, Friday’s and Franchisee desire to supplement the Franchise Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Friday’s and Franchisee agree as follows:

1.    The Commencement Date of the term of the Franchise Agreement is _____________________.

2.    The term of the Franchise Agreement shall expire on  , unless sooner terminated as therein provided.

3.    The street address of the Restaurant is  .

4.    This Agreement shall not amend or otherwise modify the terms and conditions of the Franchise Agreement or the interpretation of the rights and duties of Friday’s and Franchisee thereunder. Except as otherwise defined herein, the words and phrases used in this agreement as defined terms shall have the meanings attributed to them in the Franchise Agreement.

IN WITNESS WHEREOF, Friday’s and Franchisee have caused this Commencement Date Agreement to be executed as of the day and year first above written.

TGI FRIDAY’S INC.	MAIN ST. CALIFORNIA, INC.

By:	By:
Name:	Name:
Title:	Title:

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EXHIBIT B TO FRANCHISE AGREEMENT

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (the “Guaranty”) is made as of the ____ day of ________________________, _____, by the undersigned (hereinafter referred to individually and collectively as “Guarantors” whether one or more) in favor of TGI Friday’s Inc., a New York corporation (“Friday’s”).

WHEREAS, Friday’s, Main St. California, Inc., and certain other individuals and/or entities entered into that certain Franchise Agreement dated __________________, _____ (the “Franchise Agreement”) regarding the construction and operation of a T.G.I. Friday’s® Restaurant at ________________________ (the “Restaurant”);

WHEREAS, as an inducement to Friday’s to enter into the Franchise Agreement, the undersigned Guarantor has agreed to make and deliver this Guaranty to Friday’s.

NOW THEREFORE, FOR VALUE RECEIVED, Guarantors, jointly and severally, if more than one, hereby acknowledge and agree as follows:

1.     Each has read the terms and conditions of this Guaranty and of the Franchise Agreement.

2.     Each is a “Principal” as defined in the Franchise Agreement.

3.     Each reaffirms all of the representations, warranties, covenants and agreements of the Franchisee (including liability to make Payments) and Principals set forth in the Franchise Agreement (including, without limitation, the covenants and agreements concerning Transfer, non-competition and maintenance of Confidential Information) and is obligated to perform thereunder.

4.     Each acknowledges that Friday’s may, without notice to Guarantors and without affecting the obligations of any of the Guarantors under this Guaranty, waive, renew, extend, modify, amend or release any indebtedness or obligation of Franchisee, or settle, adjust, or compromise any claims against Franchisee;

5.     Each waives all demands and notices of every kind with respect to this Guaranty, including, without limitation, notice of presentment, demand for payment or performance by Franchisee, notice of any default by Franchisee or any Guarantor, and any release of any Guarantor or other security for the Franchise Agreement or the obligations of Franchisee. Friday’s may pursue its rights against Guarantors without first exhausting its remedies against Franchisee and without joining any other Guarantor hereto, and no delay on the part of Friday’s in the exercise of any right or remedy shall operate as a waiver of such right or remedy;

6.     Each individually, jointly and severally, irrevocably and unconditionally guarantees that all of Franchisee’s obligations under the terms and conditions of the Franchise Agreement will be timely paid and performed;

7.     Each has derived and expects to derive financial or other benefit, directly or indirectly, from the Franchise Agreement and the transaction described therein;

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8.     Each acknowledges that its execution of the Franchise Agreement, and its undertakings and agreements herein, have induced Friday’s to enter into the transactions described in, and to execute, the Franchise Agreement.

9.     Each consents to and shall be bound by any amendment of the Franchise Agreement made by Friday’s and Franchisee pursuant to the terms thereof.

GUARANTOR

MAIN STREET RESTAURANT GROUP, INC.

By:
Name:
Title:

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EXHIBIT C TO FRANCHISE AGREEMENT

DESCRIPTION OF RESTRICTED AREA

A three (3) mile radius surrounding the T.G.I. Friday’s restaurant located at _______________________.

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